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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 10-K

     (Mark One)
     [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
             EXCHANGE ACT OF 1934
         For the fiscal year ended May 31, 1998.

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
             EXCHANGE ACT OF 1934

         For the transition period from _______________ to________________.

                          Commission file No. 0-12515.

                                  BIOMET, INC

             (Exact name of registrant as specified in its charter)

                  INDIANA                                35-1418342
         (State of incorporation)             (IRS Employer Identification  No.)

       AIRPORT INDUSTRIAL PARK, P.O. BOX 587, WARSAW, INDIANA        46581-0587
              (Address of principal executive offices)               (Zip Code)

                                 (219) 267-6639
              (Registrant's telephone number, including area code)

       Securities registered pursuant to Section 12(b) of the Act:  None

          Securities registered pursuant to Section 12(g) of the Act:

               COMMON SHARES             RIGHTS TO PURCHASE COMMON SHARES
             (Title of class)                     (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [ X ]  No [   ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the Common Shares held by nonaffiliates of the registrant, based on the average bid and asked prices of the Common Shares on July 20, 1998, as reported by the Nasdaq Stock Market, was approximately $3,275,100,000. As of July 20, 1998, there were 112,123,018 Common Shares outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

                                                          PARTS OF FORM 10-K
                                                          INTO WHICH DOCUMENT
IDENTITY OF DOCUMENT                                        IS INCORPORATED
Proxy Statement with respect to the 1998
Annual Meeting of Shareholders of the Registrant                Part III

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This Report contains certain statements that are "forward-looking statements"
within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include, but are not limited to, statements related to the timing and number of planned new product introductions, the timing of the implementation of regulatory requirements and related compliance plans, trends in new product regulatory review procedures, the anticipated effects of regulatory matters on product pricing and service offerings of the Company, the outcome of clinical studies, trends in technology, the future importance of patent protection, the future availability of raw materials, the anticipated adequacy of the Company's capital resources to meet its litigation exposures and the other needs of its business and the ability of the Company to become year 2000 compliant. Readers of this Report are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this Report will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.

                                     PART I
ITEM 1.  BUSINESS.

GENERAL

Biomet, Inc., an Indiana corporation incorporated in 1977 ("Biomet"), and its subsidiaries design, manufacture and market products used primarily by orthopedic medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, bone cements, bone substitutes, spinal implants and craniomaxillofacial products and instruments. Biomet has corporate headquarters in Warsaw, Indiana, and manufacturing and/or office facilities in more than twenty-five locations worldwide. Biomet markets its products in the United States through independent commissioned sales representatives, in Australia, Austria, Belgium, France, Germany, Holland, Italy, Mexico, New Zealand, Poland, Portugal, Spain and the United Kingdom primarily through direct sales representatives, and in other international markets through independent sales representatives and specialty medical product dealers. Electro-Biology, Inc. ("EBI"), a subsidiary of Biomet, sells electrical stimulation and external fixation devices through direct factory sales representatives in the United States and the United Kingdom and through specialty medical product dealers in the remainder of its markets. Biomet and its subsidiaries currently distribute products in more than 100 countries.

As more fully described in Note C of the Notes to Consolidated Financial Statements, effective January 1, 1998, the Company and Merck KGaA, Darmstadt, Germany ("Merck KGaA") entered into a joint venture agreement to manufacture and sell orthopedic and biomaterials products in Europe. The Company and Merck KGaA each contributed its European orthopedic and biomaterials business operations to a new entity, BioMer C.V. ("BioMer"). The Company controls BioMer and, accordingly, consolidates the financial statements of BioMer for financial reporting and reflects Merck KGaA's 50% interest as a minority interest. The acquisition of BioMer has been accounted for as a purchase and the operating results of BioMer are consolidated from the date of acquisition.

Unless the context requires otherwise, the term "Company" as used herein refers to Biomet and all of its subsidiaries.

PRODUCTS

During fiscal year 1998, the Company realigned the reporting of its sales into four major product groups: reconstructive devices, fixation products, spinal products and other products. Reconstructive devices include total knee, total hip and shoulder systems, as well as bone cements and the procedure-specific instrumentation required to implant the Company's reconstructive systems. Fixation product sales include internal and external fixation devices, craniomaxillofacial fixation systems and EBI's electrical stimulation devices which do not address the spine. Spinal product sales include EBI's SpF(R) Spinal Fusion Stimulation System and the SpineLink,(TM) Omega 21(TM) and K2(TM) spinal fixation systems. The "other product" sales category includes arthroscopy products, softgoods products, casting materials, general surgical instruments, operating room supplies and other surgical products such as the Indiana Tome(TM) Carpal Tunnel Release System. The following table shows the net sales and percentages of net sales contributed by each of these product groups for each of the three most recent fiscal years ended May 31, 1998.



YEARS ENDED MAY 31,
(DOLLAR AMOUNTS IN THOUSANDS)
                                       1998                        1997                       1996
                                            PERCENT                     PERCENT                     PERCENT
                                  NET        OF NET           NET        OF NET           NET        OF NET
                                SALES         SALES         SALES         SALES         SALES         SALES
                                -----         -----         -----         -----         -----         -----
Reconstructive  Devices      $389,483           60%      $347,762           60%      $323,783           61%

Fixation Products             144,853           22%       132,875           23%       122,819           23%

Spinal Products                35,902            6%        31,426            5%        23,690            4%

Other Products                 81,167           12%        68,284           12%        64,867           12%
                             -------------------------------------------------------------------------------
Total                        $651,405          100%      $580,347          100%      $535,159          100%
                             -------------------------------------------------------------------------------


RECONSTRUCTIVE DEVICES

Reconstructive Devices are used to replace joints which have deteriorated as a result of disease (principally arthritis and osteoporosis) or injury. Reconstructive joint surgery involves the modification of the area surrounding the affected joint and the insertion of one or more manufactured components. The Company's primary reconstructive joints are the hip, knee and shoulder, but it also produces other peripheral joints (including the ankle and elbow). In addition, the Company produces the associated instruments required by the orthopedic surgeon to implant the Company's Reconstructive Products.

In July 1993, the Company received 510(k) clearance from the United States Food and Drug Administration ("FDA") (see "Government Regulation" section for a general discussion of the regulatory clearance and approval process) for hip and knee polyethylene components manufactured according to a patented process and marketed under the trademark, ArCom.(R) ArCom components are machined from uniform compression molded bar stock manufactured by Biomet, or molded directly from high molecular weight polyethylene resin. The processes used to mold devices and manufacture bar stock are designed to maximize mechanical and wear properties of the polyethylene bearing material. In addition, the finished components are packaged in argon, an inert gas, to avoid oxidative degradation during and after sterilization.

     KNEE SYSTEMS. The Maxim(R) Complete Knee System incorporates primary, posterior stabilized and revision components and competes in the revision constrained knee market segment, addressing surgical situations where the surgeon is required to replace a knee that has compromised soft tissue and instability. The Company also has developed simplified instrumentation for the implantation of the Maxim Total Knee System components. The Maxim Total Knee System is the Company's largest selling knee system.

The Company's AGC(R) Total Knee System, with over 10 years of positive clinical results, is one of the most clinically successful, comprehensive total knee systems in the orthopedic industry. The AGC Total Knee System consists of cobalt chromium alloy femoral and tibial components, matching reinforced tibial components and appropriately sized polyethylene patella components for patellar resurfacing. AGC components are available either with or without a porous titanium alloy surface designed to enhance the attachment of bone cement to the implant surfaces. The Company, with surgeon collaboration, also has developed surgical techniques and supporting implantation instruments for the AGC and its other knee systems. These instruments allow for accurate implantation of the components and improved ligament and tendon balance in the knee following the surgical procedure. The Company has expanded its total knee product line to include the Finn(R) Knee Replacement System. This system offers both resurfacing and segmental component options in a wide range of sizes to address severe bone loss due to a previous failure or tumor resections.

The Ascent(TM) Total Knee System, scheduled for release during fiscal year 1999, incorporates an open box posterior stabilized femoral component with a swept anterior flange that can accept either a posterior stabilized or constrained tibial bearing. This system is designed with a deepened patella groove to aid in enhanced patella tracking and a reduction in lateral release rates. All tibial bearing surfaces are made from the Company's proprietary ArCom polyethylene for optimum wear resistance.

The T-1(TM) Ritter Revision Knee Instruments, scheduled for release during fiscal year 1999, are based on the concept of "trial first." This unique system provides the surgeon with the ability to reference the position of the patella for establishment of the joint line prior to the resection of any bone in revision knee surgery.

The Trac(R) Mobile Bearing Knee System, which has experienced a successful launch in Europe, is a unique knee system utilized primarily in total knee arthroplasty for younger more active patients. The rotating platform design allows enhanced mobility and increased anatomic flexibility for the patient. This system is currently involved in clinical studies in the United States.

The Company's offering of knee systems was augmented by the introduction of the Repicci II(TM) Unicondylar Knee System, the first minimally-invasive knee arthroplasty procedure of its kind. This system incorporates self-aligning metal and polyethylene components which can be inserted via an extended arthroscopic approach. This innovative procedure which can often be performed on an outpatient basis, requires a smaller incision and less bone removal, which may result in shorter recovery time and reduced blood loss.

     HIP SYSTEMS. All femoral hip prostheses produced by the Company consist of a femoral head and stem, which can be cast, forged or machined depending on the design and material used. Because of variations in human anatomy and differing design preferences among surgeons, femoral prostheses are manufactured by the Company in a variety of head sizes, neck lengths, stem lengths, stem cross-sections and configurations. The Company currently offers several total hip systems, most of which utilize titanium or cobalt chromium alloy femoral components and ultra-high molecular weight polyethylene-lined acetabular components. Many of the femoral prostheses utilize a porous coating which enhances the attachment of bone cement to the stem, or in a press-fit configuration, and allows the component's use without bone cement.

Biomet has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act for many of its porous-coated hip components for cementless use. These clearances are specifically for noncemented applications in skeletally mature patients undergoing primary hip replacement surgery as a result of noninflammatory degenerative joint diseases including osteoarthritis, avascular necrosis, traumatic arthritis, slipped capital epiphysis, fused hip, fracture of the pelvis and diastrophic variant.

One of Biomet's largest selling reconstructive systems is the Mallory-Head(R) Hip Program. The Mallory-Head Hip Program is designed to meet surgeons' needs for both primary and revision total hip arthroplasty. The primary femoral components feature a specific proximal geometry for cementless indications and a slightly different proximal ribbed geometry for those patients requiring fixation with bone cement. The goal of each of these primary femoral stems is to ensure proximal loading of the femur to recreate near-normal bone stresses.

The Mallory-Head revision femoral components provide innovative solutions for difficult revision cases. The long stem revision components feature the primary proximal finned geometry with additional stem lengths to bridge cortical bone defects and to provide increased stability. The head/neck porous revision components feature multiple resection levels to compensate for proximal bone deficiencies. An optional trochanteric bolt or grip provides additional rotational stability and implant fixation. In May 1995, the FDA cleared the Mallory-Head Modular Calcar System for cemented use. This system provides the surgeon with intraoperative flexibility to independently size the proximal and distal femur with the appropriate implant size and shape, even in cases of severe bone deficiency. This is accomplished by using interchangeable modular subcomponents.

The Alliance(R) family is designed to address the growing trend toward standardization of total hip systems within hospitals and across surgeon groups. The Alliance family provides the largest selection in the marketplace of primary and revision stems available for implantation with a single set of instrumentation. The Alliance family includes the Integral,(R) Bi-Metric,(R) Answer,(R) Hip Fracture(TM), Rx90,(R) Osteocap rs(R) and Progressive(TM) Hip Systems. During fiscal year 1999, the Company plans to introduce an improved instrumentation system for the Alliance family.

The Company is currently involved in a clinical trial with a metal-on-metal total hip system. This hip system combines a cobalt chrome head with a cobalt chrome liner to produce a total hip system that could potentially demonstrate less wear debris than conventional systems.

     SHOULDER SYSTEMS. During fiscal year 1997 the Company received 510(k) clearance for the Bi-Angular(R)/Bi-Polar Shoulder System. The Bi-Polar humeral head is marketed for use in primary cases of noninflammatory degenerative joint disease, rheumatoid arthritis, correction of severe functional deformity and fracture. The Bi-Angular(R)/Bi-Polar Shoulder System was introduced in February 1997 and is the only FDA-cleared Bi-Polar Shoulder in the United States.

The Integrated(TM) Shoulder System offers surgeons a wide variety of
reconstructive products.   As part of the Integrated Shoulder System, the
Atlas(R) Modular shoulder prosthesis was introduced during fiscal year 1996 to further augment the surgeon's ability to match the prosthesis to the individual patient. This device incorporates a modular stem as well as a modular head to reduce the inventory required to support a shoulder procedure. Since its introduction in 1987, the Bio-Modular(R) Total Shoulder System has proven to be clinically effective and versatile. This system was designed to simplify the shoulder replacement procedure and surpass the durability and clinical outcome requirements of previous designs.

     OTHER RECONSTRUCTIVE DEVICES. Biomet's Patient-Matched Implant ("PMI(R)") services group expeditiously designs, manufactures and delivers one-of-a-kind reconstructive devices to orthopedic specialists. The Company believes this service continues to enhance Biomet's reconstructive sales. In order to assist orthopedic surgeons and their surgical teams in preoperative planning, Biomet's PMI group utilizes a three-dimensional ("3-D") bone and soft tissue reconstruction imaging system. A patented technology owned by the Company allows the use of CT data to produce 3-D reconstructions for the design and manufacture of patient-matched implants. With this imaging technology, Biomet's PMI group is able to assist the physician, prior to surgery, by creating electronic 3-D models. Within strict deadlines, the model is used by engineers to create a PMI design for the actual manufacturing of the custom implant for the patient. Biomet continues to advance the application of imaging technology for the design and production of reconstructive devices for various joints in the body.

During fiscal year 1999, the Company plans to introduce two new elbow systems. The first, the iBP(TM) Elbow System, is an updated version of the Kudo(R) Elbow that has experienced success in Europe. The new design is a non-linked, semi-constrained elbow system that enhances the preservation of bone in the distal humerus. The second, the Bi-Axial(TM) Elbow System, incorporates a unique "chain link" dual articulation design that is useful in primary, salvage and revision cases.

The Company is involved in a variety of research projects involving bone cements and delivery systems. Currently, the Company sells bone cements only in Europe.

FIXATION PRODUCTS

Fixation Products include external fixation devices, electrical stimulation devices that do not address the spine, craniomaxillofacial fixation systems, internal fixation devices, and bone substitute materials.

     EXTERNAL FIXATION DEVICES. During fiscal year 1996, EBI launched a proprietary external fixation system, the EBI-X-FIX(R) DynaFix(R) External Fixation System. Market acceptance of the DynaFix System has been extremely positive, and it is currently the leading external fixation system in the United States. The DynaFix System is a patented device which is utilized in complicated trauma situations and in certain limb lengthening applications.

The DynaFix(R) Hybrid Ring Fixator, introduced during fiscal year 1998, is designed for use in fractures surrounding joints that require small fragment fixation. This product is EBI's introductory development of a ring fixation product for use close to the joint. Another new product which addresses this small joint market is the BioSymMetRic(TM) PIP Fixator. This simple, low profile external fixator for finger joints provides static or dynamic fixation.

     ELECTRICAL STIMULATION DEVICES. EBI is the market leader in the electrical stimulation segment of the fixation market. The EBI Bone Healing System(R) is a non-invasive device used in the treatment of recalcitrant bone fractures (nonunions) which have not healed with conventional surgical and non-surgical methods. For clinical purposes, the FDA has defined a "nonunion" as a case in which no radiographic progression has been seen for three months. The non-invasive devices sold by EBI generally provide an alternative to surgical intervention in the treatment of recalcitrant bone fractures, failed joint fusions and congenital pseudoarthrosis.

The EBI Bone Healing System produces low-energy pulsed electromagnetic field ("PEMF") signals that induce weak pulsing currents in living tissues exposed to the signals. These pulses, when suitably configured in amplitude, repetition rate and duration, affect bone cells. EBI's non-invasive stimulator has two components: treatment heads and a control unit. The treatment heads contain electrical coils and are connected to the control unit. The control unit transforms household current or battery power into a predetermined sequence of pulsed currents that are induced into the fracture site through the treatment heads which may be placed over a patient's cast, incorporated into the cast, or worn over the skin.

The Model 1200 Bone Healing System utilizes household current, or a rechargeable power supply, and allows for complete patient ambulation during treatment. This model usually incorporates the treatment coil into the patient's cast or the coil can be worn over the skin if required. The coil design is capable of treating the vast majority of nonunion fracture locations. The device can be pre-programmed as to duration of daily treatment and for patient compliance history. The Model 1200 Bone Healing System is a light-weight, smaller and easier to use unit, which was designed to encourage patient compliance and enhance clinical success. EBI intends to introduce the Bone Healing System Model 2100, a newly designed compact model, during fiscal year 1999.

EBI also manufactures the FLX(R) Flexible Treatment Coils for use with the EBI Bone Healing System. The FLX Flexible Treatment Coils are extremely lightweight and provide a slim profile that enhances patient comfort and compliance during bone healing treatment regimens. When used conjunctively with the EBI Bone Healing System, the FLX Flexible Treatment Coils afford higher bone healing success rates. Additionally, EBI offers a series of coils to address shoulder, foot, ankle, clavicle and metatarsal site applications and an elliptical coil to be used with external fixation systems.

     CRANIOMAXILLOFACIAL FIXATION SYSTEMS. The Company manufactures and distributes craniomaxillofacial and neurosurgical titanium implants, along with associated surgical instrumentation, principally marketed to craniomaxillofacial, neurosurgical and craniofacial surgeons through its subsidiary, Walter Lorenz Surgical, Inc. ("Lorenz Surgical"). Lorenz Surgical offers exodontia instruments, Hard Tissue Replacement Polymer Facial Implants and custom craniofacial implants, as well as electric powered surgical drills and saws for use in craniomaxillofacial and small bone surgery. Lorenz Surgical also manufactures and markets resorbable plate and screw systems for craniomaxillofacial surgery in the United States, the European community, the Pacific Rim, Canada, South America and South Africa.

The LactoSorb(R) Craniomaxillofacial Fixation System is a copolymer of poly-L-lactic acid and polyglycolic acid. As a result of its innovative design, the LactoSorb System is comparable in strength to titanium plating systems and is completely resorbed within nine to fifteen months after implantation. The initial market response for the LactoSorb System has been positive, especially in pediatric and craniofacial reconstruction cases.

Lorenz Surgical is in the process of developing a comprehensive dental implant system with a proprietary design. Lorenz Surgical expects to introduce its dental implant system by the end of fiscal year 1999. A dental implant system is a small titanium screw or cylinder that is surgically placed directly into the jaw and serves as a foundation for a replacement tooth. Dental implants permit patients to regain most of the functionality of their natural teeth.

     INTERNAL FIXATION DEVICES. The Company's fixation devices include internal bone fixation devices such as nails, plates, screws, pins and wires designed to temporarily stabilize traumatic bone injuries. These devices are used by orthopedic surgeons to provide an accurate means of setting and stabilizing fractures. These implants are intended as aids to healing and may be removed when healing is completed; they are not intended to replace normal body structures.

The Uniflex(R) Nailing System, which is the Company's largest selling internal fixation system, addresses a wide range of fractures utilizing one product system. The Uniflex Femoral Nailing System is used for internal fixation of femoral fractures. The flexibility of the system enhances the load transfer to the bone to further aid in the healing of the fracture. The Uniflex Nailing System also includes tibial and humeral nailing systems. In addition, the S.S.T.(R) small bone locking nail and the Vector(R) Intertrochanteric Nail, a compression nailing system, enhance the Company's intramedullary fracture fixation family. The Biomet(R) Retrograde Femoral Nail is a clinical option for femoral fractures that occur below mid-shaft, while the Retrograde Humeral Nail, introduced during fiscal year 1998, provides an option for distal and/or mid-shaft humeral fractures without violating the rotator cuff.

The Compression Hip Screw System was designed to provide strong and stable internal fixation for a variety of intertrochanteric, subtrochanteric and basilar neck fractures. The Company plans to introduce the Vari-Angle Hip Screw (VHS(TM)) during fiscal year 1999. This unique compression hip screw will allow the hospital to carry less inventory, while providing greater intraoperative selection of optimum fixation angle. The BMP(TM) Cable and Cable Plate System is used intraoperatively, often as part of revision hip surgery, to reduce the risk of fracture or to repair existing femoral fractures. System specific instrumentation for the BMP Cable System is precise and allows reproducible results.

     BONE SUBSTITUTE MATERIALS. The Company is engaged in two separate bone substitute material projects through its subsidiary, BioMer. The first, Endobon(TM), is a bovine-derived material with interconnecting porosity available in indication-specific shapes. This material is free of organic components due to the sintering process which converts it into a non-resorbable ceramic material which is stable long-term after implantation. Endobon has regulatory approval in Europe and was recently approved for certain dental indications in the United States. The second, Biobon,(TM) is a totally synthetic calcium phosphate material with a composition similar to the mineral phase of bone. This compound sets by an endothermic reaction at 37 degree Celcius in moist surroundings to form a solid material which is gradually resorbed and replaced by natural bone within three months. BioMer plans to launch this product in Europe during fiscal year 1999.

SPINAL PRODUCTS

Spinal Products include EBI's SpF(R) Spinal Fusion Stimulation System and the SpineLink(TM) and Omega 21(TM) Spinal Fixation Systems.

     SPINAL FUSION STIMULATION SYSTEM. Invasive electrical stimulation devices provide an adjunct to surgical intervention in the treatment of nonunions and spinal fusions. Spinal fusions are surgical procedures undertaken to establish bony union between adjacent vertebrae. EBI's SpF(R) Implantable Spinal Fusion Stimulators are used in conjunction with bone grafting to increase the probability of fusion success. EBI's SpF-2, a two lead implantable spinal fusion stimulator, allows EBI to offer orthopedic surgeons the SpF spinal fusion technology for the growing posterior lateral procedure market. Another SpF product, the SpF-T Implantable Spinal Fusion Stimulator, incorporates a telemetry device which emits a signal to allow device monitor-

* VHS is a trademark of AVR Orthopedics, Ltd.

ing after implantation. The compact design of the SpF-T provides easier surgical implantation and explantation while increasing patient comfort. EBI's SpF-XL, is designed to address multilevel fusions of 3 to 5 levels. The XL has longer leads and delivers 40 micro amps of output. In fiscal year 1996, the XL line was expanded to include the SpF-XLII which provides the same benefits as the XL, in a two lead configuration. The implantable devices consist of a generator providing a constant direct current to a titanium cathode placed where bone growth is required. Over the years EBI has developed new techniques and device modifications for the SpF product line to address the anterior and posterior lumbar interbody fusion market segments. More than 70,000 SpF spinal fusion stimulation systems have been used successfully since this product was introduced in 1987.

     SPINAL FIXATION SYSTEMS. During fiscal year 1998, EBI introduced the SpineLink(TM) Spinal Fixation System that addresses many of the inherent drawbacks of traditional rod and plate systems. With the SpineLink System, each spine segment is addressed individually for intrasegmental control. Through the use of a modular titanium link and polydirectional screw, this unique system provides an intrasegmental solution to spine fixation, enabling the surgeon to tailor the segmental construction to the patient's anatomy. The SpineLink optimizes accessibility to the bone graft site while increasing the volume of graft that can be used in spinal fusion surgery. During the third quarter of fiscal year 1998, EBI received 510(k) clearance from the FDA to market the SpineLink Cervical Fixation System addressing the cervical region of the spine. This system is scheduled for full release during fiscal year 1999.

During fiscal year 1999, EBI plans to introduce the Omega 21(TM) Spinal Fixation System in the United States. This system will round out EBI's domestic spinal fixation product line by offering its customers a traditional rod and screw system.

OTHER PRODUCTS

The Company also manufactures and distributes several other products including arthroscopy products, orthopedic support devices (also referred to as softgoods), operating room supplies, casting materials, general surgical instruments and other surgical products such as the Indiana Tome(TM) Carpal Tunnel Release System. AOA, a division of EBI, manufactures and distributes its own extensive line of orthopedic support products. The Company manufactures and markets a line of arthroscopy products through its Arthrotek, Inc. ("Arthrotek") subsidiary.

The Indiana Tome(TM) Carpal Tunnel Release System is an innovation in carpal tunnel surgery. This patented system combines the best aspects of both the minimally invasive endoscopic approach and the traditional open procedure. Biomet's offering of hand products will be expanded during fiscal year 1999 with the introduction of the Trigger Finger Release Knife. This advancement enables the procedure to be performed through a 2mm incision under local anesthesia.

EBI began distribution of its line of controlled cold therapy units during fiscal year 1996. EBIce(R), the first disposable and portable controlled cold therapy product offered by the Company, is used to aid in the reduction of postoperative pain, edema and blood loss.

     ARTHROSCOPY PRODUCTS. Arthroscopy is a less-invasive orthopedic surgical procedure in which an arthroscope is inserted through a small incision to allow the surgeon direct visualization of the joint. This market is comprised of five product categories: power instruments, manual instruments, visualization products, soft tissue anchors and procedure-specific instruments and implants. Arthrotek's principal products consist of the Harpoon(R) Soft Tissue Anchor System, the IES(R) 1000 System, the PowerPump(R) 800, the Tunneloc(R) ACL Fixation System and manual instruments including the BackBiter(R) forceps instrument. The IES 1000 System is a fully-integrated arthroscopy system consisting of a camera, light source, shaver, pump, monitor, printer and VCR contained in a pre-wired cart. The PowerPump 800 provides the ability for surgeons to independently control flow and pressure and use the pump in conjunction with other arthroscopy shaver systems. The Tunneloc System was augmented with the Bone Mulch(TM) Screw and the Washerloc(TM) Tibial Fixation System released in fiscal year 1997.

     ORTHOPEDIC SUPPORT DEVICES. The Company produces an extensive line of standard orthopedic support devices, many of which are sold under the CTN(R) and START(R) trademarks. These devices include elbow, wrist, abdominal, thigh and ankle supports, in addition to a wide variety of knee immobilizers and braces. The CTN product line primarily addresses the sports medicine market. CTN compression wraps with Soft-Ice(R) are used in compression cold-therapy treatment, both post-operative and during rehabilitation. The Company also distributes the Active Ankle,(R) a unique ankle stirrup brace which addresses the sports rehabilitation market.

EBI distributes a line of orthopedic support devices under the AOA(R) name, including traction framing equipment, back supports, wrist and forearm splints, cervical collars, shoulder immobilizers, slings, abdominal binders, knee braces and immobilizers, rib belts, ankle supports and a variety of other orthopedic splints.


Soft-Ice is a registered trademark of Polar Products, Inc.
Active Ankle is a registered trademark of Active Ankle Systems, Inc.

     OPERATING ROOM SUPPLIES. The Company's principal products in the operating room supplies category are surgical suction devices, filters, glove liners and drapes. The Redi-Vacette(R) Closed Wound Suction System provides post-operative wound suction drainage following orthopedic and nonorthopedic surgical procedures. The Redi-Flow(R) Filter automatically strains the flow of body liquids during surgery. The filter collects fine bone chips and tissue for subsequent pathological evaluation and saves operating room time by reducing suction clogs in surgical procedures. The Redi-Drape(R) protects the sterile operating field from contamination, and provides a drainage bag and built-in instrument pouches to assist the surgeon.

     CASTING MATERIALS. EBI introduced the SynthoCast(R) HP high performance casting tape during fiscal year 1998. This casting material is lighter, stronger and more comfortable than conventional plaster products. The SynthoCast tape offers pre-cut splints on a roll which saves time, controls waste and improves the convenience for the patient and physician. EBI manufactures and distributes a variety of casting products for use in the application and removal of orthopedic casts and splints. Included in these products are both synthetic casting tape and synthetic splints fabricated using an advanced fiberglass/polyester substrate material impregnated with a polymer resulting in casting and splinting products that are lightweight, high strength and available in a variety of colors.

PRODUCT DEVELOPMENT

For the years ended May 31, 1998, 1997 and 1996, the Company expended approximately $36,120,000, $23,201,000 and $24,054,000, respectively, on research and development. As more fully described in Note C of the Notes to Consolidated Financial Statement, the research and development expense for fiscal year 1998 includes a one-time $9.8 million charge for acquired in-process research and development. It is expected that on-going research and development expenses will continue to increase. The Company's principal research and development efforts relate to its reconstructive devices, electrical stimulation products, spinal fixation products, revision products, arthroscopy products, resorbable technology, bone cements and bone substitute materials. The Company's primary research and development facilities are located in Warsaw, Indiana and Darmstadt, Germany.

The Company's research and development efforts contributed to the introduction in fiscal year 1998 of the following products: Reach(TM) Revision Hip System, Progressive(TM) Primary Anteverted Hip Stem, T-1(TM) Ritter Revision Knee Instrumentation, Maxim(R) Simplified Instrumentation System and the Bio-Modular(R) 3-Peg Glenoid component. During fiscal year 1999, the Company intends to release the following products: Silhouette(R) Cemented Hip System, improved instrumentation for the Alliance family, the Recovery(R) Protrusio Cage, the Ascent(TM) Total Knee System and the Bi-Metric(R) Modular Revision Hip System.

EBI conducts a program of research and development intended to maintain its proprietary position and to expand the range of conditions treatable with its electrical stimulation products. This program includes clinical investigations and funding of basic research to study cells and simple biological systems. Typically, EBI receives proprietary rights with respect to the data developed as the result of research it sponsors.

In July 1991, the Company and United States Surgical Corporation ("U.S. Surgical") entered into a cooperative effort to develop and market a line of state-of-the-art bioresorbable orthopedic and oral-maxillofacial implants. On March 15, 1996, that effort was terminated by a mutual agreement under the terms of which each of the parties retains the right to pursue the technologies developed during their joint efforts. The Company and U.S. Surgical have agreed not to sell products that incorporate the type of resorbable materials used during the cooperative effort in the orthopedic and oral-maxillofacial markets, respectively, until March 15, 1999. After that time, Biomet plans to market resorbable orthopedic products designed for the repair of the meniscus, shoulder and ligament.

GOVERNMENT REGULATION

The development, testing, marketing and manufacture of medical devices - such as arthroscopy, reconstructive, electrical stimulation and internal fixation devices - are regulated under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act (the "1976 Amendments") and additional regulations promulgated by the FDA. In general, these statutes and regulations require that manufacturers adhere to certain standards designed to ensure the safety and effectiveness of medical devices.

Under the 1976 Amendments, each medical device manufacturer must be a "registered device manufacturer" and must comply with regulations generally applicable to labeling, quality assurance, manufacturing practices and clinical investigations involving humans. The FDA is authorized to obtain and inspect devices, their labeling and advertising, and the facilities in which they are manufactured in order to assure that a device is not improperly manufactured or labeled. Biomet, EBI, Lorenz Surgical and Arthrotek are registered with the FDA.

In addition, the sale and marketing of medical devices are regulated by the FDA under the 1976 Amendments, which classify medical devices based upon the degree of regulation deemed appropriate and necessary. A device is classified as a Class I, II or III device based on recommendations of advisory panels appointed by the FDA. Class I devices are subject only to general controls. Class II devices, in addition to general controls, are subject to additional controls. Class III devices, including most devices used or implanted in the body, require FDA premarket approval before they may be distributed other than in clinical trials.

The Company's reconstructive and trauma products are regulated as Class II or Class III medical devices. The Company's spinal fixation systems are regulated as Class II devices. The Company's electrical stimulation products are regulated as Class III medical devices. The procedure for obtaining approval to commercially market a device involves the submission of a premarket notification under Section 510(k) of the 1976 Amendments. If the FDA determines that the device is substantially equivalent to a pre-enactment device or to a device subsequently classified in Class I or Class II, it will grant clearance to commercially market the device. If the FDA determines the device is not substantially equivalent to a pre-enactment device, it is automatically placed into Class III, and will either require reclassification or the submission of valid scientific evidence to prove the device is safe and effective for human use. For Class III devices, in order to conduct clinical trials the manufacturer must submit to the FDA an application for an Investigational Device Exemption ("IDE"). An approved IDE exempts the manufacturer from certain otherwise applicable FDA regulations and grants approval for a clinical investigation, or human study, to generate clinical data to prove safety and efficacy. In addition, the possibility exists that certain devices marketed prior to 1976, or devices substantially equivalent thereto, may be placed into Class III by the FDA. In this event, the manufacturer will be required to submit proof of safety and efficacy for these devices within 30 months of the Class III determination.

When a manufacturer believes that sufficient clinical data has been generated to prove the safety and efficacy of the device, it may submit a premarket approval application ("PMA") to the FDA. The FDA reviews the PMA and determines whether it is in fileable form and all key elements have been included. Following acceptance of the PMA, the FDA continues its review process which includes submission of the PMA to a panel of experts appointed by the FDA to review the PMA and to recommend appropriate action. The panel then recommends that the PMA be approved, not approved or approved subject to conditions. The FDA may act according to the panel's recommendations, or it may overrule the panel. In approving a PMA, the FDA may require some form of post-market surveillance whereby the manufacturer follows certain patient groups for two or more years, making periodic reports to the FDA.

The Safe Medical Device Act of 1990 (the "1990 Act") affects medical device manufacturers in several areas, including post-market surveillance and device tracking procedures. The 1990 Act was the first major change to the Federal Food, Drug and Cosmetic Act since the 1976 Amendments. The 1990 Act gave the FDA expanded emergency recall authority, required that a summary be made available of the safety and effectiveness in the 510(k) process and added design validation as a requirement of Good Manufacturing Practices. The 1990 Act also granted the FDA the authority to require manufacturers to conduct post-market surveillance on most permanent implants and devices that potentially present a serious risk to human health. Management does not believe the 1990 Act has had a material adverse effect on the Company or its operations.

On November 21, 1997 the FDA Modernization Act (the "Modernization Act") was signed into law. The Modernization Act amended the Food, Drug and Cosmetic Act in an effort to streamline the process of bringing safe and effective drugs, medical devices and other therapies to the United States market. With respect to medical devices, the Modernization Act requires the FDA to focus its resources on the regulation of those devices that pose the greatest risk to the public and offer the most significant benefits. The FDA must base its decisions on clearly defined criteria and provide for appropriate interaction with the regulated industry. The Modernization Act assumes an enhanced collaboration between the FDA and the regulated industry will accelerate the introduction of safe and effective devices to the United States marketplace. At this time, management is not able to determine the effect, if any, the Modernization Act will have on the time required to obtain FDA approval of its products.

The Company is well-positioned to face the changing international regulatory environment. The ISO 9000 series of standards are an internationally recognized set of standards aimed at ensuring the design and manufacture of quality products. A company that has passed an ISO audit and obtained ISO registration is internationally recognized as having quality manufacturing processes. The European Union now requires that medical products bear a CE mark. The CE mark is an international symbol which indicates that the product adheres to European Medical Device Regulations. ISO 9000 certification is a requirement for obtaining the CE mark on most of the Company's products. The Company's facilities in Warsaw, Indiana; Fairlawn, New Jersey; Parsippany, New Jersey; Jacksonville, Florida; Guaynabo, Puerto Rico; and Ontario and Redding, California in the United States as well as the facilities in Germany, Spain, France and the United Kingdom are authorized to place the CE mark on their products.

SALES AND MARKETING

Reconstructive devices are distributed in the United States through approximately 380 independent commissioned sales representatives ("distributors") and sales associates engaged principally in the business of supplying orthopedic products to hospitals in their geographic areas. A few of these distributors have formal contractual arrangements with Biomet which limit Biomet's right to terminate the distributor and provide certain long-term benefits to the distributor upon termination.

EBI and AOA products are distributed in the United States through EBI's wholly-owned subsidiary, EBI Medical Systems, Inc. ("EBIMS"), a Delaware corporation with offices in Parsippany, New Jersey. EBIMS maintains a direct sales force of approximately 250 people which operates in assigned territories throughout the United States. EBI and AOA products are also distributed through a growing distribution network in Central and South America, Canada, Asia and Europe.

Lorenz Surgical products are distributed in the United States through approximately 75 independent commissioned sales representatives and sales associates engaged principally in the business of supplying craniomaxillofacial products and surgical instruments to hospitals and surgeons in their geographic areas. Additionally, Lorenz Surgical supplies a full-line of surgical hand-held instruments for sale through the Biomet distributor network. Lorenz Surgical products are marketed internationally through a growing network of distributors and sales representatives throughout Europe, Asia, Africa, Canada, and Central and South America.

Elective surgery-related products appear to be influenced to some degree by seasonal factors, as the number of elective procedures decline during the summer months and the holiday seasons.

The Company's customers are the hospitals, surgeons, other physicians and healthcare providers who employ its products in the course of their practices. The business of the Company is dependent upon the relationships maintained by its distributors and salespersons with these customers as well as the Company's ability to design and manufacture products which will meet the physicians' technical requirements at a competitive price.

The Company's products are marketed primarily through direct sales representatives in Australia, Austria, Belgium, France, Germany, Holland, Italy, Mexico, New Zealand, Poland, Portugal, Spain and the United Kingdom and through independent sales representatives and specialty medical product dealers in other international markets. The Company's products are distributed in approximately 100 countries worldwide.

For the fiscal years ended May 31, 1998, 1997 and 1996, the Company's foreign sales were approximately $187,378,000, $154,825,000, and $138,452,000, respectively, or 29%, 27%, and 26% of net sales, respectively. Additional data concerning operating income and identifiable assets by geographic areas are set forth in Note J of the Notes to Consolidated Financial Statements included in
Item 8 of this Report.

The Company consigns inventory to its United States distributors and direct salespersons for their use in marketing its products and in filling customer orders. The Company also consigns inventory to hospitals in Australia, Austria, Belgium, France, Germany, Holland, Italy, Mexico, New Zealand, Poland, Portugal, Spain and the United Kingdom. As of May 31, 1998, inventory of approximately $57,775,000 was consigned to these distributors, salespersons and hospitals.

Under Title VI of the Social Security Amendments of 1983 (the "1983 Amendments"), hospitals receive a predetermined amount of Medicare reimbursement for treating a particular patient based upon the patient's type of illness identified with reference to the patient's diagnosis under one or more of several hundred diagnosis-related groups ("DRGs"). Other factors which affect a specific hospital's reimbursement rate include the size of the hospital, its teaching status and its geographic location. The Prospective Payment Assessment Commission acts for Congress in evaluating, redefining and adjusting DRGs to encompass technology changes and efficiencies experienced by hospitals. Biomet products are primarily covered by DRG 209 (Major Joint and Limb Reattachment Procedures) and DRG 210 (Hip and Femur Procedures). The 1983 Amendments have not adversely affected the Company's reconstructive device or electrical stimulation business, however, the future impact of these amendments can not be estimated at the present time.

Biomet's Health Care Initiatives Department ("HCI") is dedicated to providing "value-added" programs and services to assist Biomet's customers as they address today's highly competitive environment. These programs and services are designed to assist orthopedic surgeons and hospitals to improve the quality of patient care, reduce cost, improve efficiency and improve patient and staff satisfaction. HCI plans to continue to enhance these programs and create new programs to increase the efficiencies of the Company's customers.

COMPETITION

The business of the Company is highly competitive. Approximately seven other manufacturers offer reconstructive devices which compete with the Company's products. Major companies in this industry include Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Company; Howmedica, Inc., a subsidiary of Pfizer, Inc.; DePuy, Inc.; Smith & Nephew, Inc.; Osteonics, Inc., a subsidiary of Stryker Corporation; Johnson & Johnson Orthopaedics, Inc., a subsidiary of Johnson & Johnson; and Intermedics Orthopedics, Inc., a division of Sulzermedica. Management believes these seven companies, together with Biomet, have the predominant share of the orthopedic implant market. Competition within the orthopedic implant industry is primarily on the basis of service and product design, although price competition has become increasingly important in recent years as the orthopedic industry matures and as providers have become more concerned with health care costs. At the present time, price is an important factor in the sale of generic internal fixation devices, orthopedic support devices and operating room supplies. In addition, health care providers increasingly limit the use of higher-cost reconstructive devices to younger, more active patients. Biomet's prices are at approximately the same or slightly lower levels as those of its major competitors. In recent years the Company has experienced pricing pressure for its products, however, the Company believes that the pricing environment is beginning to stabilize and we foresee an environment that will once again focus on quality of care. The Company believes its future success will depend upon its service and responsiveness to distributors and orthopedic specialists, and upon its ability to design and market innovative products which meet the needs of the marketplace.

EBI's spinal fixation systems compete with those of Sofamor Danek Group, Inc. and AcroMed Corporation, a subsidiary of DePuy, Inc.

EBI's external fixation devices compete with other external fixation devices primarily on the basis of ease of application and clinical results. EBI's principal competitors in the external fixation market are Smith & Nephew Inc.; Howmedica, Inc., a subsidiary of Pfizer, Inc. and Orthofix, Inc. (see Item 3. - Legal Proceedings). The Company's fixation product lines compete with those of ACE Orthopedics, a division of DePuy, Inc.; Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Company; Smith & Nephew Inc. and Synthes USA.

Lorenz Surgical primarily competes in the surgical instrumentation and craniomaxillofacial markets. Its competitors include Synthes USA;
Howmedica-Leibinger, a subsidiary of Pfizer, Inc.; ACE Surgical Supply Company, Inc. KLS-Martin, L.P. and Hu-Friedy Dental.

EBI's electrical stimulation products compete with conventional surgical procedures and non-invasive electrical stimulation devices manufactured by others. EBI has the predominant share of the bone growth stimulation market. Other companies offering products in the electrical stimulation market include Orthofix, Inc., (formerly American Medical Electronics, Inc.) a subsidiary of Orthofix International N.V.; Biolectron, Inc.; OrthoLogic Corp. and Exogen, Inc. Competition in the electrical stimulation market is on the basis of product design, service and success rates of various treatment alternatives. EBI's non-invasive stimulators offer advantages over conventional surgery or invasive products in that their use eliminates hospital, surgeon and operating room costs, and these products can be used in the presence of infection without creating a risk of additional infection. EBI's invasive stimulators offer the advantage of conformance to surgical practice and do not require patient compliance.

Arthrotek products compete in the areas of power instruments, visualization products, accessories and manual instruments. Competitors include Linvatec Corp., a subsidiary of CONMED Corporation; Stryker Corporation; Smith & Nephew Endoscopy, a division of Smith & Nephew Inc.; Arthrex, Inc.; Olympus; Richard Wolf and Karl Storz.

RAW MATERIALS AND SUPPLIES

The raw materials used in the manufacture of Biomet products are principally nonferrous metallic alloys, stainless steel, polyethylene powder and fabrics. With the exception of cobalt alloy and polyethylene powder, none of Biomet's raw material requirements are limited to any material extent by critical supply or single origins. Biomet purchases its cobalt alloy from two outside suppliers and is aware of at least three additional suppliers of cobalt alloy. With respect to polyethylene powder, suppliers of this material have become increasingly concerned because of perceived product liability exposures in the medical device industry. However, based upon Biomet's present relationship with such suppliers, a material shortage of polyethylene powder is not anticipated in the foreseeable future. EBI purchases all components of its electrical stimulators from approximately 250 outside suppliers, approximately 15 of whom are the single source of supply for their particular product. In most cases, EBI believes that all components are replaceable with similar components. In the event of a shortage, there are alternative sources of supply available for all components, but some time would likely elapse before EBI's orders could be filled. The results of the Company's operations are not materially dependent on raw material costs.

EMPLOYEES

As of May 31, 1998, the Company's domestic operations (including Puerto Rico) employed approximately 2,000 persons, of whom approximately 1,200 were engaged in production and approximately 800 in sales, marketing, administrative and clerical efforts. The Company's international subsidiaries employed approximately 1,100 persons, of whom approximately 460 were engaged in production and approximately 640 in sales, marketing, administrative and clerical efforts. None of the Company's principal domestic manufacturing employees are represented by a labor union. The production employees at its Bridgend, South Wales, facility are organized. Employees working at the facilities in Darmstadt and Berlin, Germany; Valence, France; and Valencia, Spain are represented by statutory Workers' Councils which negotiate labor hours and termination rights. The Workers' Councils do not directly represent such employees with regard to collective bargaining of wages or benefits. The Company believes that its relationship with all of its employees is satisfactory. The establishment of Biomet's domestic operations in north central Indiana, near other members of the orthopedic industry, provides access to the highly skilled machine operators required for the manufacture of Biomet products. The Company's European manufacturing locations in South Wales, England, France, Spain, and Germany, also provide good sources for skilled manufacturing labor. EBI's Puerto Rican operations principally involve the assembly of purchased components into finished products using skilled labor.

PATENTS AND TRADEMARKS

As a result of the rapid development of reconstructive products, patents historically have not been a major factor in the orthopedic industry. However, as the industry matures, patents and other forms of intellectual property are taking on increased importance. Accordingly, management has placed greater significance on patents and is taking steps to increase its acquisition of intellectual property rights. In addition, management is actively enforcing its intellectual property rights consistent with strategic objectives.

BIOMET, EBI, W'. LORENZ, AOA, and ARTHROTEK are the Company's principal registered trademarks in the United States, and federal registration has been obtained or is in process with respect to various other trademarks associated with the Company's products. The Company holds or has applied for registrations of various trademarks in its principal foreign markets.

ITEM 2.  PROPERTIES.

The Company has the following properties:


FACILITY                                                     LOCATION                             SQUARE FEET OWNED/LEASED

Principal manufacturing facility, distribution center        Warsaw, Indiana                      340,000              Owned
and executive offices of Biomet

Manufacturing facility of Biomet                             Fair Lawn, New Jersey                 40,000              Owned

Office and manufacturing facility of EBI                     Guaynabo, Puerto Rico                 34,700              Owned

Marketing and sales operations                               (1) Parsippany, New Jersey            63,000              Owned
of EBIMS and administrative offices of EBI                   (2) Parsippany, New Jersey           126,000              Owned

Manufacturing facility of EBIMS                              Parsippany, New Jersey                45,000              Owned

Manufacturing facilities of EBI                              (1) Marlow, Oklahoma                  30,000              Owned
                                                             (2) Delray Beach, Florida              8,000              Leased

Administrative, manufacturing and distribution facility      Jacksonville, Florida                 82,500              Owned
of Lorenz Surgical

Office and manufacturing facilities                          (1) Ontario, California               35,400              Owned
of Arthrotek                                                 (2) Redding, California                6,300              Leased

Office manufacturing and warehouse facility of               Indianapolis, Indiana                 16,000              Leased
Catheter Research Institute, Inc.

Office and warehouse facility of Biomet                      Australia                              9,100              Leased
Australia Pty. Ltd.

Office and warehouse facility of Biomet Canada, Inc.         Ontario, Canada                        3,500              Leased

Manufacturing and administrative                             (1) Bridgend, South Wales             85,700              Owned
facilities of Biomet Merck Ltd.                              (2) Swindon, England                  53,400              Owned

Office and warehouse facility of Biomet Mexico S.A. de C.V.  Mexico City, Mexico                    1,100              Leased

Office and warehouse facility of Biomet Orthopedics Ltd.     New Zealand                           10,900              Leased

Office, manufacturing and warehouse facilities               (1) Berlin, Germany                   45,200              Owned
of Biomet Merck Deutschland GmbH                             (2) Berlin, Germany                   16,900              Owned

Office and warehouse facility of Biomet SpA                  Milan, Italy                          10,800              Owned

Office and manufacturing facility of IQL                     Valencia, Spain                       69,600              Owned

Office facility of IQL                                       Madrid, Spain                          4,500              Owned

Office and research & development facility of Polymers       Farum, Denmark                         7,500              Leased

Office and warehouse facility of Biomet Merck                Warsaw, Poland                         1,200              Leased
Polska s.p.z.o.o.


FACILITY                                           LOCATION                              SQUARE FEET OWNED/LEASED

Office and warehouse facility of Biomet Merck SA   (1) Chauteaurenard, France*           37,500             Owned
                                                   (2) Les Pennes Mirabeau, France        7,200            Leased
                                                   (3) Levallois, France                 18,300            Leased
                                                   (4) Chamoz, France                     7,000             Owned

Office and manufacturing facility of               Valence, France                       85,000             Owned
Biomet Merck SA

Office and warehouse facility of Ortomed BV        The Netherlands                       21,500             Owned
and BioMer CV

Office and warehouse facility of Mediplant NV/SA   Belgium                               11,000            Leased

Office and research and development facility       Darmstadt, Germany                    29,200            Leased
of Merck Biomaterial GmbH

Office and warehouse facility of Merck             Vienna, Austria                       15,000            Leased
Biomaterialien GmbH

Office and warehouse facility of Biomet            (1) Altdorf, Switzerland               3,200            Leased
Merck GmbH                                         (2) Oberengstringen, Switzerland       1,400            Leased

Office and warehouse facility of                   Lisbon, Portugal                       9,100            Leased
Sociedade Comercial Multiradix S.A.


*The operations at this facility have ceased and the facility is being leased to another party.

The Company believes that its facilities are adequate, well maintained and suitable for the development, manufacture and marketing of all its products.

ITEM 3. LEGAL PROCEEDINGS.

Litigation - In January 1996, a jury returned a verdict in favor of Raymond G. Tronzo ("Tronzo") and against the Company awarding Tronzo approximately $55 million in damages on the patent and state law claims. On October 29, 1996, the United States District Court for the Southern District of Florida entered a judgment, which implemented a reduced jury verdict, awarding $30.2 million to Tronzo on his state law claims, including compensatory damages of approximately $7.1 million, punitive damages of $20 million, and prejudment interest. The trial court dismissed, with prejudice, Tronzo's claims based upon unjust enrichment. The trial court denied the Company's motion challenging the validity of Tronzo's patent. Tronzo was awarded an additional $6.3 million judgment for patent infringement, including a fifty percent enhancement based upon willfulness. The trial court also granted an injunction prohibiting future manufacture, use, promotion or sale, in the United States, of the finned version of the Mallory-Head acetabular cup, the device found to have infringed the Tronzo patent. The U.S. Court of Appeals for the Federal Circuit (the "Federal Circuit") denied the Company's motion to stay the injunction pending the conclusion of the appeal. The Mallory-Head finned acetabular cup accounted for a relatively small portion of the Company's annual sales. The Company is vigorously pursuing its appeal before the Federal Circuit on both the patent and state law claims. The briefing by both parties in the appeal was completed in the Federal Circuit in June 1997 and oral arguments were held in September 1997. It is anticipated that the Federal Circuit will issue its final decision on the appeal sometime in the second half of calendar year 1998. In connection with the District Court's final judgment and its order granting a stay of enforcement and execution of the judgment, the Company was required to deliver to an escrow agent investments with a value no less than $36.6 million to be held in escrow, invested and disbursed for the benefit of the plaintiff pending the outcome of all appeals. These investments, which are restricted under the terms of the escrow agreement, are included in investments on the Company's consolidated balance sheets as of May 31, 1998 and 1997.

On June 2, 1997, the Company announced the entry of a jury verdict against it in the United States District Court of New Jersey in an action brought by Orthofix SRL ("Orthofix") against the Company and its wholly-owned subsidiaries, Electro-Biology, Inc. ("EBI") and EBI Medical Systems, Inc. ("EBIMS"), (the "Biomet Group") related to the events surrounding the expiration of a distribution agreement under which EBIMS distributed Orthofix's external fixation devices in the United States. The jury found that, notwithstanding Orthofix's refusal to renew the distribution agreement, EBIMS's commencement of development activities of a new external fixation system prior to the expiration of the contract constituted a breach of the distribution agreement. The jury awarded compensatory damages against the Biomet Group for breach of contract and related claims of approximately $49 million and punitive damages of $100 million. The jury also concluded that Orthofix breached the distribution agreement and tortiously interfered with EBIMS's economic relations, but awarded only nominal damages to the Biomet Group. With respect to certain non-jury issues, the trial court entered an order denying Orthofix's motions for enhanced and/or treble damages and attorneys' fees. The trial court also granted Orthofix's motion for prejudgment interest, but only on the compensatory portion of the damages commencing from November 29, 1995. On September 2, 1997, the trial court entered an amended judgment reducing, to $50 million, the $100 million in punitive damages awarded to Orthofix by the jury. The Company is appealing the final amended judgment entered against the Biomet Group to the United States Court of Appeals for the Third Circuit. In connection with the District Court's final judgment and its order granting a stay of enforcement and execution of the judgment, the Biomet Group was required to deliver to an escrow agent investments with a value no less than $108 million to be held in escrow, invested and disbursed for the benefit of the plaintiff pending the outcome of all appeals. As of May 31, 1998, $74 million in investments have been delivered to the escrow agent and are included in investments on the Company's consolidated balance sheet. An additional installment of $17 million was delivered on July 31, 1998 and a final installment of $17 million will be delivered on December 31, 1998.

Based on the information currently available and advice from legal counsel, management believes that the trial courts' judgments in the Tronzo and Orthofix cases will not be upheld upon appeal. Therefore, no amounts related to these two cases have been recorded in the Company's financial statements, except for estimated legal costs associated with the appeal process. If the Company is unsuccessful in its appeal of either, or both, of these cases, the ultimate liabilities could be material to the Company's operating results in the period such losses are recognized. The Company's cash, cash equivalents and investments are adequate to address the payment of any losses that could ultimately be determined with respect to these two cases.

The Company and Joint Medical Products Corporation ("Joint Medical"), acquired by Johnson & Johnson in 1995, were involved in a dispute in which Joint Medical made claims of patent infringement against Biomet, Kirschner Medical Corporation and several other manufacturers of orthopedic devices generally relating to certain acetabular cups that have an asymmetric bearing. On July 20, 1998, the Company and Joint Medical's licensing agent, BTG International Limited, agreed to settle the matter and entered into a licensing agreement under the terms of which the Company received a release and license for the Joint Medical patents and pending patent applications at issue. The terms of the settlement will not have a material effect on the Company's financial position or future operations.

In October, 1997 the Company received a subpoena from the United States Department of Health and Human Services, Office of Inspector General ("HHS/OIG"), in conjunction with the possible fraudulent submission of claims for Medicare reimbursement. The subpoena seeks the production of documents referring or relating to any of Pennsylvania Hospital and Thomas Jefferson Hospital, two of the Company's major hospital customers in Philadelphia; a physician group practicing under the name Orthopaedic Reconstructive Associates; and the Rothman Institute. The Company also is aware that its distributor servicing the hospitals has received a similar subpoena. The Company does not itself submit claims to or receive reimbursements from Medicare, but the laws with respect to Medicare reimbursement prohibit any person from paying or offering to pay any direct or indirect remuneration intended to induce the purchase of products or services. Those laws are complex and can be broadly construed to cover a wide range of financial and business activities. The Company has not been advised of the precise subject matter of the HHS/OIG investigation, but it has long-standing research, product development, physician training, clinical follow-up and data collection relationships with the physician group. The Company is fully cooperating with HHS/OIG in this matter, and is unable to predict what action, if any, might be taken in the future by HHS/OIG as a result of its investigation or what impact, if any, the outcome of this matter might have on its financial position or business operations.

The Company also has been and is now involved in disputes with certain of its independent commissioned sales representatives over various issues presented by the agreements between those sales representatives and the Company, including the right of the sales representative to distribute certain of the products of the Company and the right of the Company to terminate those relationships. Generally, these disputes relate to a small minority of the Company's sales representative relationships. Management does not anticipate that the resolution of these matters will have a material effect on the Company's financial position or future operations.

There are various other claims, lawsuits, disputes with third parties, investigations and pending actions involving various allegations against the Company incident to the operations of its business, including product liability claims. The results of litigation proceedings cannot be predicted with certainty; however, management believes the ultimate disposition of these other matters will not have a material adverse effect on the consolidated financial position of the Company.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         Not Applicable.

EXECUTIVE OFFICERS OF THE REGISTRANT

The name, age, business background, positions held with the Company and tenure as an executive officer of each of the Company's executive officers are set forth below. No family relationship exists among any of the executive officers. Except as otherwise stated, each executive officer has held the position indicated during the last five years.

                                                                   Served as Executive              Current Position(s)
Name, Age and Business Experience                                     Officer Since                  with the Company
- ---------------------------------                                     -------------                  ----------------
DANE A. MILLER, PH.D., 52
- -------------------------
President and Chief Executive Officer of the                               1977                    President and Chief
Company. Director of the Company since 1977.                                                       Executive Officer and
                                                                                                   Director of the Company.

NILES L. NOBLITT, 47
- --------------------
Chairman of the Board of the Company.                                      1978                    Chairman of the Board
Director of the Company since 1977.                                                                and Director of the
                                                                                                   Company.

CHARLES E. NIEMIER, 42
- ----------------------
Senior Vice President - International Operations of                        1984                    Senior Vice President -
the Company. Director of the Company since 1987.                                                   International Operations
                                                                                                   and Director of the
                                                                                                   Company.
GARRY L. ENGLAND, 44
- --------------------
Senior Vice President - Warsaw Operations of the                           1987                    Senior Vice President -
Company since May 1994; Prior to May 1994, Vice President -                                        Warsaw Operations of the
Research and Development of the Company.                                                           Company.


DANIEL P. HANN, 43
- ------------------
Vice President, General Counsel, and                                       1989                    Vice President and General
Secretary of the Company. Director                                                                 Counsel, Secretary and
of the Company since 1989.                                                                         Director of the Company.


JOEL P. PRATT, 44
- -----------------
Vice President of the Company and                                          1990                    Vice President of
President of Arthrotek since June 1996;                                                            the Company.
Vice President of the Company and General Manager of
Biomet Medical Products from March 1993
to January 1996;  prior to March 1993,
Vice President - Sales and Marketing of the Company.


GREGORY D. HARTMAN, 41
- ----------------------
Vice President - Finance and Chief Financial Officer of the Company.       1991                    Vice President - Finance
                                                                                                   and Chief Financial Officer
                                                                                                   of the Company.
JAMES W. HALLER, 41
- -------------------
Controller of the Company.                                                 1991                    Controller of the Company.


JERRY L. FERGUSON, 57
- ---------------------
Vice Chairman of the Board of the Company since December 1997;             1994                    Vice Chairman of the Board
Senior Vice President of the Company from December 1994                                            and Director of the
to December 1977; Special Projects Advisor to the Company from                                     Company.
December 1993 to December 1994; Director of the Company since 1978.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS.

The following table shows the quarterly range of high and low sales prices for the Company's Common Shares as reported by the Nasdaq Stock Market for each of the three most recent fiscal years ended May 31, 1998. The approximate number of recordholders of outstanding Common Shares as of May 31, 1998 was 8,707.


                                High                   Low
 1998
          Fourth              $33 1/2                $27 1/4
          Third                30 11/16               23 1/4
          Second               25 5/8                 20 1/4
          First                22 1/2                 17 1/4

 1997
          Fourth               19 3/4                 14 7/8
          Third                16 5/8                 14 1/4
          Second               17 1/8                 15
          First                17 1/4                 12 7/8

 1996
          Fourth               19 5/8                 12 1/2
          Third                20 5/8                 17 3/8
          Second               18 1/2                 16
          First                16 1/2                 14 1/8



The Company paid cash dividends of eleven cents ($.11) per share on August 8, 1997 and ten cents ($.10) per share on November 22, 1996.

On July 1, 1998, the Company announced the declaration of a cash dividend of twelve cents ($.12) per share, payable August 7, 1998, to shareholders of record at the close of business on July 10, 1998.

ITEM 6. SELECTED FINANCIAL DATA


INCOME STATEMENT DATA
Years ended May 31,
(in thousands, except earnings per share)


                                                                   1998      1997      1996      1995      1994
Net sales .................................................     $651,405   $580,347  $535,159  $452,272   $373,295
Cost of sales .............................................      202,235    185,795   174,364   142,143    114,829
                                                                --------------------------------------------------
  Gross profit ............................................      449,170    394,552   360,795   310,129    258,466

Selling, general and administrative expenses ..............      232,944    211,540   199,461   169,332    136,191
Research and development expense...........................       36,120     23,201    24,054    21,770     20,521
                                                                --------------------------------------------------
  Operating income.........................................      180,106    159,811   137,280   119,027    101,754

Other income, net..........................................       23,691      9,321    12,389     5,915      5,278
                                                                --------------------------------------------------
  Income before income taxes...............................      203,797    169,132   149,669   124,942    107,032
Provision for income taxes.................................       79,071     62,678    55,563    45,742     37,214
                                                                --------------------------------------------------
  Net income...............................................     $124,726   $106,454  $ 94,106  $ 79,200   $ 69,818
                                                                --------------------------------------------------
Earnings per share:
  Basic....................................................        $1.12       $.94      $.82      $.69       $.61
  Diluted..................................................         1.11        .93       .81       .68        .60
                                                                --------------------------------------------------
Shares used in the computation of earnings per share:
  Basic....................................................      111,717    113,765   115,461   115,459    115,215
  Diluted..................................................      112,852    114,617   116,750   116,798    115,883
                                                                --------------------------------------------------


BALANCE SHEET DATA
As of May 31,
(in thousands)


                                                                  1998         1997     1996      1995      1994
Working capital ...........................................     $472,733   $391,326  $400,817  $302,752   $288,408
Total assets ..............................................      848,739    628,356   598,469   539,084    418,077
Shareholders' equity ......................................      667,418    552,828   534,070   444,617    357,283


- -    The selected consolidated financial information includes the operations of acquired businesses from the dates of acquisition. Significant acquisitions during the five-year period were Kirschner Medical Corporation - November 4, 1994 and BioMer - January 1, 1998.

- -    The Company paid cash dividends of $.11 and $.10 per common share in 1998 and 1997, respectively. The Company paid no cash dividends during any of the other periods presented.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following table shows the percentage relationship to net sales of items derived from the Consolidated Statements of Income and the percentage change from year to year.

                                                                                     Percentage
                                                   Percentage of Net Sales       Increase (Decrease)
                                                                                     1998       1997
                                                  1998       1997       1996     vs. 1997   vs. 1996

Net sales .....................................  100.0%     100.0%     100.0%       12%         8%
Cost of sales .................................   31.0       32.0       32.6         9          7
                                                 -----------------------------
Gross profit ..................................   69.0       68.0       67.4        14          9
Selling, general and administrative expenses ..   35.8       36.5       37.2        10          6
Research and development expense ..............    5.5        4.0        4.5        56         (4)
                                                 -----------------------------
Operating income ..............................   27.7       27.5       25.7        13         16
Other income, net .............................    3.6        1.6        2.3       154        (25)
                                                 -----------------------------
Income before income taxes ....................   31.3       29.1       28.0        20         13
Provision for income taxes ....................   12.1       10.8       10.4        26         13
                                                 ------------------------------
Net income ....................................   19.2%      18.3%      17.6%       17%        13%
                                                 ------------------------------


1998 COMPARED TO 1997
The Company experienced record net sales and net income for the year ended May 31, 1998. Record net sales helped fuel healthy increases in operating income and net income. Reductions in legal expenses also contributed to these increases. As more fully described in Note C of the Notes to Consolidated Financial Statements, effective January 1, 1998, the Company and Merck KGaA, Darmstadt, Germany ("Merck KGaA") entered into a joint venture agreement to manufacture and sell orthopedic and biomaterials products in Europe. The Company and Merck KGaA each contributed its European orthopedic and biomaterials business operations to a new entity, BioMer C.V. ("BioMer"). The Company controls BioMer and, accordingly, consolidates the financial statements of BioMer for financial reporting and reflects Merck KGaA's 50% interest as a minority interest. The acquisition of BioMer has been accounted for as a purchase and the operating results of BioMer are consolidated from the date of acquisition.

Net Sales - Net sales increased 12%, from $580,347,000 in 1997 to $651,405,000 in 1998. The increase in net sales of $71,058,000 was the result of continued penetration of the reconstructive device market, continued growth of EBI's electrical stimulation system and SpineLink(TM) Spinal Fixation System and the formation of BioMer. The Company's AOA(R) line of softgoods and Arthrotek's arthroscopy products also experienced improved sales growth. The Company's worldwide reconstructive device sales increased 12% in 1998 to $389,483,000 compared to $347,762,000 in 1997. This increase was positively influenced by a significant increase in sales of revision products, the formation of BioMer and incremental sales increases resulting from the acquisition of two (2) foreign distributors in late fiscal 1997 and early fiscal 1998. In fiscal 1998, fixation sales increased 9% to $144,853,000 due to strong sales of EBI's Model 1200 Bone Growth Stimulation System and the DynaFix(R) External Fixation System, and of Lorenz Surgical's LactoSorb(R) Resorbable Craniomaxillofacial Fixation System. Spinal product sales increased 14% to $35,902,000 due to strong sales of EBI's SpineLink(TM) Spinal Fixation System. The Company's "other products" sales increased 19% in fiscal 1998 to $81,167,000, primarily as a result of increased sales of Arthrotek's arthroscopy products, AOA's line of softgoods and the Indiana Tome(TM) Carpal Tunnel Release System. Foreign currency translation adjustments negatively influenced the Company's net sales by approximately $9.5 million and $3.0 million during the years ended May 31, 1998 and 1997, respectively.

Gross Profit - The Company's gross profit increased 14% to $449,170,000 in fiscal 1998 from $394,552,000 in fiscal 1997, primarily as a result of increased sales of higher margin reconstructive products, including revision products, and EBI's bone healing product line. As a percentage of net sales, gross profit was 69% in 1998 compared to 68% in 1997. Cost of sales increased to $202,235,000 in fiscal 1998 from $185,795,000 in fiscal 1997, which is consistent with the increase in net sales. Ongoing improvements in manufacturing and continued efforts to control product costs have contributed to the Company's consistently strong gross profits.

Selling, General and Administrative Expenses - Selling, general and administrative expenses were $232,944,000 in 1998, or 35.8% of net sales, and $211,540,000 in 1997, or 36.5% of net sales. This increase is primarily due to increased commissions on product sales, partially offset by a decrease in legal expenditures.

Research and Development Expense - Research and development expense increased $12.9 million from $23,201,000 in fiscal 1997 to $36,120,000 in fiscal 1998. A significant part of this increase results from the purchase accounting for the acquisition of BioMer whereby $9.8 million of the purchase price was allocated to acquired in-process research and development and expensed at the acquisition date. Excluding this one-time charge, research and development expense increased 13% in fiscal 1998 compared with fiscal 1997, due to increased expenditures of BioMer in the development of biomaterials products. The Company will continue to invest in research and development activities through its joint venture relationship with Merck KGaA and by further expansion of domestic research and development projects.

Other Income, Net - Other income amounted to $23,691,000 in fiscal 1998 compared to $9,321,000 in fiscal 1997. Fiscal 1998 includes a $15.2 million pre-tax gain on the deemed sale of the Company's European orthopedic operations to Merck KGaA in the formation of BioMer. Excluding this gain, other income decreased 9% due primarily to exchange losses realized on foreign currency transactions, partially offset by increased investment income earned on cash and investments. Merck KGaA's minority interest in BioMer is also netted against other income for fiscal 1998.

Provision for Income Taxes - Provision for income taxes increased to $79,071,000 in fiscal 1998, representing 38.8% of income before taxes, compared to $62,678,000 in fiscal 1997, or 37.1% of income before taxes. This increase is a result of increased income before taxes and the expensing of the purchased in-process research and development in connection with the formation of BioMer, which generates no tax benefit. The Company will continue to be adversely affected by changes in the Puerto Rican local tax structure which reduces the U.S. tax benefits from operating in Puerto Rico; however, the effect is not expected to be material to the consolidated tax provision.

Net Income - The factors mentioned above resulted in a 17% and 19% increase in net income and basic earnings per share, respectively, for fiscal 1998 as compared to fiscal 1997, increasing to $124,726,000 from $106,454,000 and to $1.12 from $.94, respectively.

LIQUIDITY AND CAPITAL RESOURCES
The Company's net cash provided by operating activities was $121,843,000 in fiscal 1998 compared to $121,683,000 in 1997. In 1998, net cash provided by operating activities and net income were approximately the same, as the noncash charges for depreciation of $16,801,000, amortization of $6,728,000 and the $9,764,000 write-off of acquired in-process research and development were offset by the $15,222,000 noncash gain on the deemed sale of the Company's European operations, increases in accounts and notes receivable and inventories of $22,920,000 and $9,431,000, respectively, and other changes in operating activities. Included in the aforementioned changes were decreases in accounts and notes receivable and inventories attributable to the decrease from May 31, 1997 to May 31, 1998, in the exchange rates used to convert the financial statements of Biomet's foreign subsidiaries from their functional local currency to the U.S. dollar. These decreases were immaterial and did not affect the Company's earnings during the year because foreign currency translation adjustments to balance sheet items are recognized as a component of shareholders' equity in the Company's consolidated balance sheet. The Company will continue to be exposed to the effects of foreign currency translation adjustments. The Company expects that operating cash flows in the near future will be primarily determined by levels of net income, working capital requirements and, if adverse, rulings of outstanding litigation matters as discussed in Note K of the Notes to Consolidated Financial Statements.

Cash flows used in investing activities were $77,350,000 in fiscal 1998 compared to $56,151,000 in fiscal 1997. The primary use for investing activities were purchases of investments, partially offset by proceeds from sales and maturities of investments, purchases of capital equipment and the acquisition of a foreign distributor. Included in capital expenditures are costs for facility expansion at the Company's Warsaw, Indiana and Parsippany, New Jersey locations.

Cash flows used in financing activities were $7,612,000 in 1998 and $86,583,000 in 1997. The primary use for financing activities in 1998 was an $.11 per share cash dividend. In 1997, the primary uses of funds for financing activities were the purchase of the Company's Common Shares as part of the expired Common Share Repurchase Program and a cash dividend of $.10 per share. On July 1, 1998, the Company announced a cash dividend of $.12 per share, payable August 7, 1998, to shareholders of record at the close of business on July 10, 1998.

The Company currently expects that capital spending for the foreseeable future will continue to be at levels at least as high as in 1998 and 1997. The Company will continue to monitor its level of capital spending, however, taking into consideration factors such as trends in the orthopedic market. Based on currently expected market trends and conditions for fiscal 1999, the Company plans to devote a significant amount of time and resources to a variety of projects, including (i) expanded research and development activities overseas in the biomaterials field, (ii) continued expansion of EBI's facility in Parsippany, New Jersey, (iii) expansion of AOA's softgoods production facility in Marlow, Oklahoma, (iv) potential acquisitions of foreign distribution networks, and (v) other acquisitions and business development activities. The Company expects to spend in excess of $100 million over the next two fiscal years for capital expenditures and research and development and additional outlays to fund the aforementioned projects. Funding is expected to come from currently available funds and cash flows generated from future operations.

LITIGATION
As more fully described in Note K of the Notes to Consolidated Financial Statements, the Company is currently appealing adverse jury awards in two separate cases (Tronzo and Orthofix). The judgment in the Tronzo case, which involved patent infringement and state law claims, approximates $36.6 million. The judgment in the Orthofix case, which alleged breach of a distribution agreement, approximates $99 million, including punitive damages of $50 million. Management believes, based on available information and advice from outside legal counsel handling the appeals, that the judgments in both these cases will be reversed on appeal. Except for estimated litigation costs associated with the appeals process, no additional amounts have been accrued in the Company's consolidated financial statements. The Company's cash, cash equivalents and investments are adequate to address the payment of any losses that could ultimately result if the Company is unsuccessful in the appeal of these cases. As disclosed in Note K, the Company's investments include $110.6 million of investment securities which have been placed with an escrow agent pending the outcome of the appeals of these two judgments, and the Company is required to deliver two additional installments of investment securities of $17 million each on July 31, 1998 and December 31, 1998 to the escrow agent in connection with the Orthofix judgment.

OTHER MATTERS
In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 130 will require the Company to report comprehensive income in its financial statements. Comprehensive income includes net income and certain transactions that are reported as a separate component of shareholders' equity, such as translation adjustments and net unrealized appreciation of available-for-sale securities. SFAS No. 131 changes the manner in which public companies report selected segment information in annual reports and requires companies to report selected segment information in interim financial reports. Companies will be required to report financial and descriptive information about the Company's operating segments. The Company will adopt SFAS Nos. 130 and 131 in the first quarter of fiscal 1999 and year-end 1999, respectively. These statements increase disclosure only and will have no effect on the Company's consolidated financial position or results of operations.

YEAR 2000 COMPLIANCE
The Company is currently in the process of identifying, evaluating, and implementing changes to computer programs necessary to address the year 2000 issue. This issue affects computer systems that have date-sensitive programs that may not properly recognize the year 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail, resulting in business interruption. The Company does not believe the cost of converting all internal systems to be year 2000 compliant will be material to its consolidated financial condition or results of operations. Costs related to the year 2000 issue are being expensed as incurred. The year 2000 issue is expected to affect the systems of various entities with which the Company interacts, including suppliers, and vendors. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure by another company's systems to be year 2000 compliant would not have a material adverse effect on the Company. Based on information currently available, management believes its systems will be year 2000 compliant.

1997 COMPARED TO 1996
Net Sales - Net sales increased 8% from $535,159,000 in fiscal 1996 to $580,347,000 in fiscal 1997. The Company's U.S.-based revenues increased 7% to $425,522,000 in fiscal 1997, while foreign sales increased 12% in fiscal 1997 to $154,825,000. Worldwide reconstructive device sales increased 8% during 1997 to $347,762,000. Products contributing to this growth were the Maxim(R) Total Knee and Alliance(R) Hip Systems. In fiscal 1997, fixation sales increased 8% to $132,875,000 due to strong sales of EBI's DynaFix(R) External Fixation System, Lorenz Surgical's craniomaxillofacial products and Biomet's fixation products. Spinal product sales increased 33% to $31,426,000 due to strong sales of EBI's SpF(R) Spinal Fusion Stimulation System and IQL's spinal products. The Company's "Other Products" sales increased 5% to $68,284,000 primarily the result of strong sales of EBIce(R) Controlled Cold Therapy System and increased market acceptance of the Indiana Tome(TM) Carpal Tunnel Release System.

Gross Profit - The Company's gross profit increased 9% from $360,795,000 in fiscal 1996 to $394,552,000 in fiscal 1997 primarily as a result of increased sales of higher margin reconstructive products, increased in-house manufacturing efficiencies of the external fixation product line, and improved margins realized through acquisitions of international distributors. As a percentage of net sales, gross profit was 68% in 1997 and 67.4% in 1996. Cost of sales increased from $174,364,000 in fiscal 1996 to $185,795,000 in fiscal 1997, due primarily to increased sales.

Selling, General and Administrative Expenses - Selling, general and administrative expenses increased slightly to $211,540,000 in fiscal 1997 from $199,461,000 in fiscal 1996. Increased litigation costs is the primary reason for this increase. Excluding litigation costs, selling, general and administrative expenses remained relatively level during fiscal 1997 in comparison with fiscal 1996.

Research and Development Expense - Research and development expense in fiscal 1997 decreased to $23,201,000 from $24,054,000 in fiscal 1996. As a percentage of sales, research and development expense decreased from 4.5% in fiscal 1996 to 4.0% in fiscal 1997. The decrease in research and development expense was the result of the completion of the resorbable craniomaxillofacial products project and the termination of the United States Surgical Corporation ("USSC") joint venture.

Other Income, Net - Other income decreased from $12,389,000 in 1996 to $9,321,000 in 1997. This decrease was due to two nonrecurring items in fiscal 1996. First, the Company sold all of its holdings in American Medical Electronics, Inc., realizing a gain of $2.5 million, and secondly, $2.9 million was received pursuant to the termination of the joint venture agreement with USSC. Excluding these nonrecurring items, the Company experienced an increase in other income in fiscal 1997 as a result of improved returns on its cash and investments.

Provision for Income Taxes - Provision for income taxes increased to $62,678,000 in fiscal 1997 compared to $55,563,000 in fiscal 1996, primarily as a result of increased income before taxes. The Company's effective tax rate remained at 37.1% in fiscal 1997. The Company was adversely affected by changes in the Puerto Rican local tax structure which reduced the U.S. tax benefits from operating in
Puerto Rico.

Net Income - The factors mentioned above resulted in a 13% and 15% increase in net income and basic earnings per share, respectively, for fiscal 1997 as compared to fiscal 1996, increasing from $94,106,000 to $106,454,000 and $.82 to $.94, respectively.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The information required by this Item is set forth on pages 26 through 40 of this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable.

PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

The information included under the caption "Election of Directors" in the Company's definitive Proxy Statement filed pursuant to Regulation 14A in connection with its 1998 Annual Meeting of Shareholders (the "Proxy Statement") is incorporated herein by reference in response to this item.

Information regarding executive officers of the Company is included in Part I of this Report under the caption "Executive Officers of the Registrant."

ITEM 11.  EXECUTIVE COMPENSATION.

The information included under the captions "Election of Directors - Compensation of Directors" and "Executive Compensation" in the Proxy Statement is incorporated herein by reference in response to this item.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The information contained under the captions "Principal Shareholders" and "Share Ownership of Directors and Executive Officers" in the Proxy Statement is incorporated herein by reference in response to this item.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The information contained under the caption "Certain Transactions" in the Proxy Statement is incorporated herein by reference in response to this item.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

  (a) (1)FINANCIAL STATEMENTS:
         Report of Independent Accountants
         Consolidated Balance Sheets as of May 31, 1998 and 1997
         Consolidated Statements of Income for the years ended May 31, 1998,
          1997 and 1996
         Consolidated Statements of Shareholders' Equity for the years ended May
          31, 1998, 1997 and 1996
         Consolidated Statements of Cash Flows for the years ended May 31, 1998,
          1997 and 1996
         Notes to Consolidated Financial Statements

      (2)FINANCIAL STATEMENT SCHEDULE:
         Report of Independent Accountants on Financial Statement Schedule
         Schedule II - Valuation and Qualifying Accounts

         Schedules other than those listed above are omitted because they are not required.

      (3)EXHIBITS:
          3.1 Amended Articles of Incorporation filed July 23,1982. (Incorporated by reference to Exhibit 3(a) to Biomet, Inc. Form S-18 Registration Statement, File No. 2-78589C).

         3.2 Articles of Amendment to Amended Articles of Incorporation filed July 11, 1983. (Incorporated by reference to Exhibit 3.2 to Biomet, Inc. Form 10-K Report for year ended May 31, 1983, File No. 0-12515).

         3.3 Articles of Amendment to Amended Articles of Incorporation filed August 22, 1987. (Incorporated by reference to Exhibit 3.3 to Biomet, Inc. Form 10-K Report for year ended May 31,1987, File No. 0-12515).

         3.4 Articles of Amendment to the Amended Articles of Incorporation filed September 18, 1989. (Incorporated by reference to Exhibit
              3.4 to Biomet, Inc. Form 10-K Report for year ended May 31, 1990, File No. 0-12515).

         3.5  Amended and Restated Bylaws. (Incorporated by reference to Exhibit
              4.2 to Biomet, Inc. Form S-3 Registration Statement, File No. 33-33376).

         3.6  Amended and Restated Bylaws as amended December 13, 1997.

         4.1 Specimen certificate for Common Shares. (Incorporated by reference to Exhibit 4.1 to Biomet, Inc. Form 10-K Report for year ended May 31, 1985, File No. 0-12515).

         4.2 Rights Agreement between Biomet, Inc. and Lake City Bank as Rights Agent, dated as of December 2, 1989. (Incorporated by reference to Exhibit 4 to Biomet, Inc. Form 8-K current Report dated December 22, 1989, File No. 0-12515).

         10.1 Employee Stock Option Plan, as last amended December 14, 1991. (Incorporated by reference to Exhibit 10.1 to Biomet,Inc. Form 10-K Report for year ended May 31, 1992, File No. 0-12515).

         10.2 Form of Employee Stock Option Agreement. (Incorporated by reference to Exhibit 10.2 to Biomet, Inc. Form 10-K Report for year ended May 31, 1991, File No. 0-12515).

         10.3 Employee and Non-Employee Director Stock Option Plan, dated September 18, 1992. (Incorporated by reference to Exhibit 19.1 to Biomet, Inc. Form 10-K Report for year ended May 31, 1993, File No. 0-12515).

         10.4 Form of Stock Option Agreement under the Employee and Non-Employee Stock Option Plan dated September 18, 1992. (Incorporated by reference to Exhibit 4.03 to Biomet, Inc. Form S-8 Registration Statement, File No. 33-65700).

         10.5 401(k) Profit Sharing Plan filed January 19,1996. (Incorporated by reference to Form S-8 Registration Statement, File No. 333-00331).

         10.6 Biomet, Inc. 1998 Qualified and Non-Qualified Stock Option Plan.

         21.1 Subsidiaries of the Registrant.

         23.1 Consent of PricewaterhouseCoopers LLP.

         27.1 Financial Data Schedule.

  (b) REPORTS ON FORM 8-K.

         None.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 5, 1998.

                                  BIOMET, INC.


                   By:  /s/   DANE A. MILLER
                        ---------------------------------------------
                        Dane A. Miller
                        President and Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on August 5, 1998.



                   By:  /s/  NILES L. NOBLITT
                        ---------------------------------------------
                        Niles L. Noblitt, Director



                   By:  /s/  DANE A. MILLER
                        ---------------------------------------------
                        Dane A. Miller, Director  (Principal
                        Executive Officer)



                   By:  /s/  JERRY L. FERGUSON
                        ---------------------------------------------
                        Jerry L. Ferguson, Director



                   By:  /s/  M. RAY HARROFF
                        ---------------------------------------------
                        M. Ray Harroff, Director




                   By:  /s/  KENNETH V. MILLER
                        ---------------------------------------------
                        Kenneth V. Miller, Director



                   By:  /s/  JERRY L. MILLER
                        ---------------------------------------------
                        Jerry L. Miller, Director



                   By:  /s/  L. GENE TANNER
                        ---------------------------------------------
                        L. Gene Tanner, Director

                      By:  /s/  THOMAS F. KEARNS, JR
                           -----------------------------------------------
                           Thomas F. Kearns, Jr., Director



                      By:  /s/  CHARLES E. NIEMIER
                           -----------------------------------------------
                           Charles E. Niemier, Director



                      By:  /s/  DANIEL P. HANN
                           -----------------------------------------------
                           Daniel P. Hann, Director



                      By:  /s/  MARILYN TUCKER QUAYLE
                           -----------------------------------------------
                           Marilyn Tucker Quayle, Director



                      By:  /s/  C. SCOTT HARRISON
                           -----------------------------------------------
                           C. Scott Harrison, Director



                      By:  /s/  PROF. DR. BERNHARD SCHEUBLE
                           -----------------------------------------------
                           Prof. Dr. Bernhard Scheuble, Director



                      By:  /s/  GREGORY D. HARTMAN
                           -----------------------------------------------
                           Gregory D. Hartman, Vice President -
                           Finance (Principal Financial Officer)



                      By:  /s/  JAMES W. HALLER
                           -----------------------------------------------
                           James W. Haller, Controller
                           (Principal Accounting Officer)

                         BIOMET, INC. AND SUBSIDIARIES
            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

1. FINANCIAL STATEMENTS:
   Report of Independent Accounts........................................................................     26
   Consolidated Balance Sheets as of May 31, 1998 and 1997...............................................     27
   Consolidated Statements of Income for the years ended May 31, 1998, 1997 and 1996.....................     28
   Consolidated Statements of Shareholders' Equity for the years ended May 31, 1998, 1997 and 1996.......     29
   Consolidated Statements of Cash Flows for the years ended May 31, 1998, 1997 and 1996.................     30
   Notes to Consolidated Financial Statements............................................................  31-40

2. FINANCIAL STATEMENT SCHEDULE:
   Report of Independent Accountants in Financial Statement Schedule.....................................     41
   Schedule II - Valuation and Qualifying Accounts.......................................................     42
   Schedule others than those listed above are omitted because they are not required.





REPORT OF INDEPENDENT ACCOUNTANTS


[PRICEWATERHOUSECOOPERS LOGO]


To the Shareholders and Board of Directors of Biomet, Inc.:

In our opinion, the accompanying consolidated financial statements listed in
Item 14 (a)(1) of this Form 10-K present fairly, in all material respects, the financial position of Biomet, Inc. and its subsidiaries at May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                                /s/  PricewaterhouseCoopers LLP




South Bend, Indiana
July 2, 1998

BIOMET, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS.


As of May 31,
(in thousands, except per share data)


                                                                                            1998        1997
ASSETS
Current assets:
  Cash and cash equivalents .........................................................     $117,089    $ 82,034
  Investments........................................................................       31,618      41,237
  Accounts and notes receivable, less allowance for doubtful receivables
    (1998 - $5,957 and 1997 - $6,175 )...............................................      188,800     162,135
  Inventories........................................................................      186,535     151,523
  Prepaid expenses and other.........................................................       46,750      27,311
                                                                                          --------------------
    Total current assets.............................................................      570,792     464,240
                                                                                          --------------------
Property, plant and equipment:
  Land and improvements..............................................................       18,868       9,544
  Buildings and improvements.........................................................       74,747      53,156
  Machinery and equipment............................................................      133,441      90,139
                                                                                          --------------------
                                                                                           227,056     152,839
Less, Accumulated depreciation.......................................................       87,284      61,927
                                                                                          --------------------
    Property, plant and equipment, net...............................................      139,772      90,912
                                                                                          --------------------
Investments .........................................................................       73,175      44,527
Intangible assets, net of accumulated amortization (1998 - $14,427 and 1997 - $12,215)       9,012       5,787
Excess acquisition costs over fair value of acquired net assets, net of
  accumulated amortization (1998 - $11,102 and 1997 - $6,979)........................       52,248      20,306
Other assets.........................................................................        3,740       2,584
                                                                                          --------------------
    Total assets.....................................................................     $848,739    $628,356
                                                                                          --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............................................................     $  6,345    $  5,568
  Accounts payable...................................................................       16,581      17,140
  Accrued income taxes...............................................................        5,873      12,181
  Accrued wages and commissions......................................................       16,393      12,232
  Accrued insurance..................................................................       11,388       7,617
  Other accrued expenses.............................................................       41,479      18,176
                                                                                          --------------------
    Total current liabilities........................................................       98,059      72,914
Deferred federal income taxes........................................................        9,345       2,229
Other liabilities....................................................................          685         385
                                                                                          --------------------
    Total liabilities................................................................      108,089      75,528
                                                                                          --------------------
Minority interest....................................................................       73,232           -
                                                                                          --------------------
Commitments and contingencies (Note K)
Shareholders' equity:
  Preferred shares, $100 par value: Authorized 5 shares; none issued ..                          -           -
  Common shares, without par value:  Authorized 500,000 shares;
    issued and outstanding 1998 - 112,043 shares and 1997 - 111,214 shares...........       75,712      73,587
  Additional paid-in capital.........................................................       19,209      16,001
  Retained earnings..................................................................      584,920     472,450
  Net unrealized appreciation of available-for-sale securities.......................        1,742       1,040
  Cumulative translation adjustment..................................................      (14,165)    (10,250)
                                                                                          --------------------
    Total shareholders' equity .....................................................       667,418     552,828
                                                                                          --------------------
    Total liabilities and shareholders' equity.......................................     $848,739    $628,356
                                                                                          --------------------

The accompanying notes are a part of the consolidated financial statements.

BIOMET, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME.


For the years ended May 31,
(in thousands, except earnings per share)

                                                          1998             1997            1996
Net sales............................................   $651,405         $580,347        $535,159
Cost of sales........................................    202,235          185,795         174,364
                                                        -----------------------------------------
  Gross profit.......................................    449,170          394,552         360,795
Selling, general and administrative expenses.........    232,944          211,540         199,461
Research and development expense.....................     36,120           23,201          24,054
                                                        -----------------------------------------
  Operating income...................................    180,106          159,811         137,280
Other income, net....................................     24,032            9,972          13,505
Interest expense.....................................       (341)            (651)         (1,116)
                                                        -----------------------------------------
  Income before income taxes ........................    203,797          169,132         149,669
Provision for income taxes ..........................     79,071           62,678          55,563
                                                        -----------------------------------------
  Net income.........................................   $124,726         $106,454        $ 94,106
                                                        -----------------------------------------
Earnings per share:
  Basic..............................................      $1.12             $.94            $.82
  Diluted ...........................................       1.11              .93             .81
                                                        -----------------------------------------
Shares used in the computation of earnings per share:
  Basic..............................................    111,717          113,765         115,461
  Diluted ...........................................    112,852          114,617         116,750
                                                        -----------------------------------------


The accompanying notes are a part of the consolidated financial statements.

BIOMET, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS
OF SHAREHOLDERS' EQUITY.

                                                                             1998              1997               1996
Common shares, Number:
 Balance, June 1 .....................................................    111,214           115,826            115,188
 Issuance of shares...................................................          -                 -                173
 Exercise of stock options ...........................................        829               612                465
 Purchase of shares...................................................          -            (5,424)                 -
 Common shares used in acquisitions ..................................          -               200                  -
                                                                         ----------------------------------------------
 Balance, May 31 .....................................................    112,043           111,214            115,826
                                                                         ----------------------------------------------
Common shares, Amount:
 Balance, June 1......................................................   $ 73,587          $ 68,376           $ 64,526
 Issuance of shares...................................................          -                 -              2,293
 Exercise of stock options............................................      2,125             5,292              1,557
 Purchase of shares...................................................          -            (3,202)                 -
 Acquisitions.........................................................          -             3,121                  -
                                                                         ----------------------------------------------
 Balance, May 31 .....................................................     75,712            73,587             68,376
                                                                         ----------------------------------------------
Additional paid-in capital:
 Balance, June 1 .....................................................     16,001            14,410             12,624
 Purchase of shares...................................................          -              (675)                 -
 Tax benefit arising from the exercise of stock options...............      3,208             1,315              1,199
 Other................................................................          -               951                587
                                                                         ----------------------------------------------
 Balance, May 31......................................................     19,209            16,001             14,410
                                                                         ----------------------------------------------
Retained earnings:
 Balance, June 1......................................................    472,450           458,193            364,087
 Net income...........................................................    124,726           106,454             94,106
 Purchase of shares...................................................          -           (80,723)                 -
 Cash dividends ($.11 per share in 1998 and $.10 per share in 1997)...    (12,256)          (11,474)                 -
                                                                         ----------------------------------------------
 Balance, May 31......................................................    584,920           472,450            458,193
                                                                         ----------------------------------------------
Net unrealized appreciation of available-for-sale securities:
 Balance, June 1......................................................      1,040               584              2,800
 Change in unrealized appreciation of available-for-sale securities...        702               456             (2,216)
                                                                         ----------------------------------------------
 Balance, May 31......................................................      1,742             1,040                584
                                                                         ----------------------------------------------
Cumulative translation adjustment:
 Balance, June 1......................................................    (10,250)           (7,493)               580
 Translation adjustment...............................................     (3,915)           (2,757)            (8,073)
                                                                         ----------------------------------------------
 Balance, May 31......................................................    (14,165)          (10,250)            (7,493)
                                                                         ----------------------------------------------
Total shareholder's equity, May 31....................................   $667,418          $552,828           $534,070
                                                                         ----------------------------------------------


The accompanying notes are a part of the consolidated financial statements.

BIOMET, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended May 31,
(in thousands)


                                                                                                       1998       1997       1996
Cash flows from (used in) operating activities:
  Net income....................................................................................     $124,726   $106,454   $ 94,106
    Adjustments to reconcile net income to net cash from operating activities:
    Depreciation................................................................................       16,801     12,578     12,928
    Amortization................................................................................        6,728      5,962      7,884
    Other.......................................................................................       (1,529)      (471)    (3,018)
    Write-off of purchased in-process research and development..................................        9,764          -          -
    Deemed gain on sale of European operations..................................................      (15,222)         -          -
    Deferred federal income taxes...............................................................        9,366     (4,527)    (1,417)
    Changes in current assets and liabilities, excluding effects of acquisitions and dispositions:
      Accounts and notes receivable.............................................................      (22,920)    (5,766)   (15,906)
      Inventories...............................................................................       (9,431)     4,189    (13,386)
      Accounts payable..........................................................................       (2,014)    (1,332)    (9,297)
      Other.....................................................................................        5,574      4,596     (4,608)
                                                                                                     ------------------------------
          Net cash from operating activities....................................................      121,843    121,683     67,286
                                                                                                     ------------------------------
Cash flows from (used in) investing activities:
  Proceeds from sales and maturities of investments.............................................       51,934     25,212     54,823
  Purchases of investments......................................................................      (68,206)   (47,272)   (25,630)
  Capital expenditures..........................................................................      (44,143)   (21,380)   (14,065)
  Acquisitions, net of cash acquired............................................................      (15,444)   (10,670)         -
  Other ........................................................................................       (1,491)    (2,041)    (1,767)
                                                                                                     ------------------------------
          Net cash from (used in) investing activities..........................................      (77,350)   (56,151)    13,361
                                                                                                     ------------------------------
Cash flows from (used in) financing activities:
  Increase (decrease) in short-term borrowings..................................................         (689)     2,884        (65)
  Issuance of shares............................................................................        2,125      5,292      3,850
  Tax benefit from stock options exercised......................................................        3,208      1,315      1,199
  Cash dividends................................................................................      (12,256)   (11,474)         -
  Purchase of common shares.....................................................................            -    (84,600)   (10,406)
                                                                                                     ------------------------------
          Net cash (used in) financing activities...............................................       (7,612)   (86,583)    (5,422)
                                                                                                     ------------------------------
Effect of exchange rate changes on cash.........................................................       (1,826)    (2,983)    (3,248)
                                                                                                     ------------------------------
          Increase (decrease) in cash and cash equivalents......................................       35,055    (24,034)    71,977
Cash and cash equivalents, beginning of year ...................................................       82,034    106,068     34,091
                                                                                                     ------------------------------
Cash and cash equivalents, end of year .........................................................     $117,089   $ 82,034   $106,068
                                                                                                     ------------------------------

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest....................................................................................     $    380   $    666   $  1,116
    Income taxes................................................................................       68,548     64,447     55,576

Noncash investing and financing activities:
  Acquisitions and dispositions:
    Deemed sale of 50% of the net assets of the Company's European business
      in the formation of BioMer ...............................................................       48,000          -          -
    Liabilities assumed ........................................................................       12,439      3,775          -
    Common shares issued .......................................................................            -      3,121          -

The accompanying notes are a part of the consolidated financial statements.

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTE A: NATURE OF OPERATIONS.
Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by orthopedic medical specialists in both surgical and nonsurgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements, bone substitutes, and craniomaxillofacial implants and instruments. Biomet has corporate headquarters in Warsaw, Indiana, and manufacturing and/or office facilities in more than twenty-five locations worldwide. The Company currently distributes its products in more than 100 countries.

NOTE B: ACCOUNTING POLICIES.
The following is a summary of the accounting policies adopted by Biomet, Inc. and subsidiaries which have a significant effect on the consolidated financial statements.

Principles of Consolidation - The consolidated financial statements include the accounts of Biomet, Inc. and its subsidiaries (individually and collectively, the "Company"). All foreign subsidiaries are consolidated on the basis of an April 30 fiscal year. Investments in less than 20% owned affiliates are accounted for on the cost method, the carrying amount of which approximates market. Investments in 20% to 50% owned affiliates are accounted for on the equity method. The financial statements of the BioMer joint venture (see Note
C) are consolidated because the Company has the ability to exercise significant influence and control. The minority shareholder's 50% interest in BioMer is reflected as minority interest.

Use of Estimates - The consolidated financial statements are prepared in conformity with generally accepted accounting principles and, accordingly, include amounts that are based on management's best estimates and judgments.

Translation of Foreign Currency - Assets and liabilities of foreign subsidiaries are translated at rates of exchange in effect at the close of their fiscal year. Revenues and expenses are translated at the weighted average exchange rates during the year. Translation gains and losses are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains and losses, which are not material, are included in other income, net.

Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Investments - Highly liquid investments with insignificant interest rate risk and with original maturities of three months or less are classified as cash and cash equivalents. Certificates of deposit with maturities greater than three months and less than one year are classified as short-term investments. Certificates of deposit with maturities greater than one year are classified as long-term investments. The Company accounts for its investments in debt and equity securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires certain securities to be categorized as either trading, available-for-sale or held-to-maturity. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held-to-maturity securities are carried at amortized cost. The Company has no trading securities. The cost of investment securities sold is determined by the specific identification method. Dividend and interest income are accrued as earned.

Inventories - Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method.

Property, Plant and Equipment - Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed based on the estimated useful lives using the straight-line method. Gains or losses on the disposition of property, plant and equipment are included in income. Maintenance and repairs are expensed as incurred.

Intangible Assets - Intangible assets consist primarily of patents, trademarks, product technology, acquired license agreements and other identifiable intangible assets and are carried at cost less accumulated amortization. Amortization of intangibles is computed based on the straight-line method over periods ranging from eight to fifteen years.

Excess Acquisition Costs Over Fair Value of Acquired Net Assets - Excess acquisition costs over fair value of acquired net assets (goodwill) are amortized using the straight-line method over periods ranging from eight to fifteen years. The carrying value of goodwill is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related business unit. Based upon its most recent analysis, the Company believes no material impairment of goodwill exists at May 31, 1998.

Short-Term Borrowings - Certain of the Company's foreign subsidiaries had short-term borrowings of $6,345,000 and $5,568,000 as of May 31, 1998 and 1997, respectively.

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

NOTE B: ACCOUNTING POLICIES, CONCLUDED.
Income Taxes - Deferred income taxes are determined using the liability method. No provision has been made for U.S. and state income taxes or foreign withholding taxes of the undistributed earnings ($78 million at May 31, 1998) of foreign subsidiaries because it is expected that such earnings will be reinvested overseas indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits), state income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of any unrecognized deferred income tax liability on these undistributed earnings is not practical.

Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, receivables, short-term borrowings, accounts payable and accruals that meet the definition of a financial instrument approximate fair value. The fair value of investments is disclosed in Note D.

Earnings Per Share - The Company has adopted SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, earnings per common share amounts ("basic EPS") were computed by dividing net income by the weighted average number of common shares outstanding and excluded any potential dilution. Earnings per common share amounts assuming dilution ("diluted EPS") were computed by reflecting potential dilution from the exercise of stock options. Earnings per share amounts for the prior periods have been restated to conform with the provisions of SFAS No. 128.

Revenue Recognition, Concentrations of Credit Risk and Allowance for Doubtful Receivables - Revenue is recognized when the product is shipped to the healthcare provider. The Company provides credit, in the normal course of business, to hospitals, private and governmental institutions and healthcare agencies, insurance providers and physicians. The Company maintains an allowance for doubtful receivables and charges actual losses to the allowance when incurred. The Company invests the majority of its excess cash in certificates of deposit with financial institutions, money market securities, short-term municipal securities and common stocks. The Company does not believe it is exposed to any significant credit risk on its cash and cash equivalents and investments. At May 31,1998 and 1997, cash and cash equivalents and investments included of $42 million and $60 million, respectively, of cash deposits and certificates of deposit with financial institutions in Puerto Rico. Also, at May 31, 1998 and 1997, investments included $28 and
$21 million, respectively, of municipal bonds issued by state and local subdivisions in Puerto Rico.

Stock-Based Compensation - The Company has not adopted the measurement requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," for stock option grants to Team Members and, accordingly, has made all of the required pro-forma disclosures for the years ended May 31, 1998, 1997 and 1996.

NOTE C: ACQUISITIONS.
BioMer Joint Venture - Effective January 1, 1998, the Company and Merck KGaA, Darmstadt, Germany ("Merck KGaA") entered into a Joint Venture Agreement (the "Agreement") to manufacture and sell orthopedic and biomaterial products in Europe. Under the terms of the Agreement, the Company and Merck KGaA each contributed its European orthopedic and biomaterials business operations to a new partnership entity and its wholly-owned holding company. Both the partnership and holding company (collectively "BioMer") are organized under the laws of The Netherlands. The Company is the general partner with a 50% interest and Merck KGaA is a limited partner with a 50% interest. The Company has control of BioMer through its voting control of the board of directors and, accordingly, the Company has consolidated the financial statements of BioMer for financial reporting beginning January 1, 1998 and has shown a minority interest for Merck KGaA's 50% interest. This amount, which is immaterial for the year ended May 31, 1998, has been netted against other income. The Agreement required certain levels of assets and limits on liabilities to be contributed to the joint venture. At May 31, 1998, prepaid expenses and other includes a receivable of $10,766,000 from Merck KGaA to meet that requirement.

The accounting for the exchange of the Company's European orthopedic operations for a controlling interest in another company is addressed in EITF Issue 86-29, "Nonmonetary Transactions: Magnitude of Boot and the Exceptions to the Use of Fair Value" and EITF Issue 90-13, "Accounting for Simultaneous Common Control Mergers." Under this accounting, the Company is deemed to have sold
50% of its European orthopedic operations, with purchase consideration being the fair value of the net assets deemed sold which results in a gain to the Company. The acquisition of a 50% interest in BioMer is accounted for as a business combination and the Company is required to adjust to fair value the acquired Merck KGaA net assets to the extent acquired (i.e. 50%) and the Company's European net assets to the extent sold (i.e.50%), with the remainder of BioMer's net assets reported at historical cost.

The fair value of 50% of the Company's European orthopedic operations, which are deemed to have been sold to Merck KGaA in the formation of BioMer, aggregated $48 million and resulted in a $15.2 million pre-tax gain which is reported in the current year. Deferred tax expense of $5.3 million was recognized in conjunction with recording this gain.

The acquisition of BioMer has been accounted for as a purchase and the operating results of BioMer are consolidated from the date of acquisition. Based on the fair value of the acquired net assets of BioMer, the excess acquisition cost over fair value for the net tangible

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

Note C: Acquisitions, Concluded.
assets aggregated $21.7 million. This excess has been allocated as follows:
$9.8 million to purchased in-process research and development ("R&D") and $11.9 million to other identified intangible assets and goodwill to be amortized over 8 to 15 years using the straight-line method. Purchased in-process R&D includes the value of products that are in the development stage for which the technological feasibility had not yet been established and the technology had no alternative use. In accordance with applicable accounting rules, purchased in-process R&D is required to be expensed and, accordingly, $9.8 million of the acquisition cost was expensed during the current year.

Unaudited pro forma net sales for the years ended May 31, 1998 and 1997, as if BioMer had been acquired at the beginning of each of the periods, are $698 million and $652 million, respectively. Pro forma net income and earnings per share for the years ended May 31, 1998 and 1997, is not presented as it would not be materially different from the Company's historical results.

Other Acquisitions - On June 1, 1997, the Company completed the acquisition of one of its foreign distributors. The purchase price consisted of $13.2 million cash. The excess acquisition cost over fair value of acquired net assets at the acquisition date approximated $8.5 million. On August 1, 1996, the Company completed the acquisition of one of its foreign distributors. The purchase price consisted of 200,385 Common Shares of the Company, $4.7 million cash and $3.8 million of assumed liabilities. The excess acquisition cost over fair value of acquired net assets at the acquisition date approximated $4.8 million. On April 1, 1997, the Company completed the acquisition of another one of its foreign distributors. The purchase price consisted of $6.0 million cash. The excess acquisition cost over fair value of acquired net assets at the acquisition date approximated $3.1 million. These acquisitions were accounted for using the purchase method of accounting with the operating results of the acquired businesses included in the Company's consolidated financial statements from the dates of acquisition. Pro forma financial information reflecting these acquisitions has not been presented as it is not materially different from the Company's historical results.

Note D: Investments.
As of May 31, 1998, the Company's investment securities were classified as follows:

                                Amortized           Unrealized
(in thousands)                       Cost         Gains   Losses    Fair Value
                                ---------    ----------   -------   ----------
Available-for-sale:
  Debt securities               $  41,001    $      253   $  (131)  $   41,123
  Equity securities                 5,101         2,982      (201)       7,882
                                ---------    ----------   -------   ----------
    Total available-for-sale       46,102         3,235      (332)      49,005
                                ---------    ----------   -------   ----------
Held-to-maturity:
  Debt securities                  20,360           344       (77)      20,627
  Mortgage-backed obligations      10,828            15      (710)      10,133
                                ---------    ----------   -------   ----------
    Total held-to-maturity         31,188           359      (787)      30,760
                                ---------    ----------   -------   ----------
Certificates of deposit            24,600             -         -       24,600
                                ---------    ----------   -------   ----------
    Total                        $101,890        $3,594   $(1,119)    $104,365
                                ---------    ----------   -------   ----------

As of May 31, 1997, the Company's investment securities were classified as follows:

                                Amortized           Unrealized
(in thousands)                       Cost         Gains   Losses    Fair Value
                                ---------    ----------   -------   ----------
Available-for-sale:
  Debt securities                 $19,592        $   38   $  (138)     $19,492
  Equity securities                 3,554         1,895       (62)       5,387
                                ---------    ----------   -------   ----------
    Total available-for-sale       23,146         1,933      (200)      24,879
                                ---------    ----------   -------   ----------
Held-to-maturity:
   Debt securities                 11,062           151    (1,294)       9,919
   Mortgage-backed obligations     12,223            12      (914)      11,321
                                ---------    ----------   -------   ----------
    Total held-to-maturity         23,285           163    (2,208)      21,240
                                ---------    ----------   -------   ----------
Certificates of deposit            37,600             -         -       37,600
                                ---------    ----------   -------   ----------
    Total                         $84,031        $2,096   $(2,408)     $83,719
                                ---------    ----------   -------   ----------

Proceeds from sales of available-for-sale securities were $27,504,000, $14,476,000 and $15,381,000 for the years ended May 31, 1998, 1997 and 1996, respectively. There were no sales of held-to-maturity securities for the years ended May 31, 1998, 1997 and 1996. For the year ended May 31, 1998, gross realized gains and (losses) on sales of available-for-sale securities were $1,609,000 and $(80,000), respectively. Gross realized gains and (losses) for the year ended May 31, 1997, were $563,000 and $(92,000), respectively.

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

Note D: Investments, Concluded.
Gross realized gains and (losses) for the year ended May 31, 1996 were $3,090,000 and $(72,000), respectively. The Company's investment securities at May 31, 1998, include $21,500,000 of certificates of deposit, $10,023,000 of debt securities and $95,000 of mortgage-backed obligations all maturing within one year, and $3,100,000 of certificates of deposit, $51,460,000 of debt securities, $7,882,000 of equity securities and $10,733,000 of mortgage-backed obligations all maturing past one year.


Investment income (included in other income, net) consists of the following:
(in thousands)
                                                                          -------------------------
                                                                            1998     1997     1996
                                                                          -------------------------
Interest income........................................................   $ 6,384  $6,782   $ 6,454
Dividend income........................................................     2,701   1,480     1,217
Net realized gains.....................................................     1,529     471     3,018
                                                                          -------------------------
    Total..............................................................   $10,614  $8,733   $10,689
                                                                          -------------------------

Note E:  Inventories.
Inventories at May 31, 1998 and 1997 consist of the following:
(in thousands)

                                                                                   ------------------
                                                                                      1998      1997
                                                                                   ------------------
Raw materials................................................................      $ 26,172  $ 20,958
Work-in-progress.............................................................        24,036    16,546
Finished goods...............................................................        78,552    64,992
Consigned distributor........................................................        57,775    49,027
                                                                                   ------------------
    Total......................................................................    $186,535  $151,523
                                                                                   ------------------

Note F: Team Member Benefit Plans.
The Company has an Employee Stock Bonus Plan for eligible Team Members of the Company and certain subsidiaries. The amounts expensed under this plan for the years ended May 31, 1998, 1997 and 1996 were $2,280,000, $2,461,000, and
$2,165,000, respectively.

The Company also has a defined contribution profit sharing plan which covers substantially all of the Team Members within the continental U.S. and allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company may match up to 50% of the Team Member's contribution up to a maximum of 5% of the Team Member's compensation. The amounts expensed under this profit sharing plan for the years ended May 31, 1998, 1997 and 1996 were $1,609,000, $1,484,000, and $1,406,000 respectively.

Biomet Ltd., a subsidiary based in the United Kingdom, has a defined benefit pension plan for all of its salaried Team Members. Pension expense and related pension amounts are immaterial to the consolidated financial statements.

Note G: Stock Option Plans.
The Company has three stock option plans: the 1984 Employee Stock Option Plan, as amended, the 1992 Employee and Non-Employee Director Stock Option Plan and the 1992 Distributor Stock Option Plan.

Under the 1992 Employee and Non-Employee Director Stock Option Plan, options may be granted to key employees and directors, at the discretion of the stock option committee, and generally become exercisable in annual increments beginning one year after the date of grant. In the case of options granted to an employee of the Company who is a 10% or more shareholder, the option price is an amount per share of not less than 110% of the fair market value per share on the date of granting the option, as determined by the stock option committee. No options have been granted to employees who are 10% or more shareholders. The option price for options granted to all other employees and directors is an amount per share of not less than the fair market value per share on the date of granting the option. The term of each option granted expires within the period prescribed by the stock option committee, but shall not be more than five years from the date the option is granted if the optionee is a 10% or more shareholder, and not more than ten years for all other optionees.

An aggregate of 9,680,000 common shares had been reserved for granting under the 1984 Employee Stock Option Plan. This Plan expired in September 1994, which has no effect on unexercised options. An aggregate of 3,000,000 common shares have been reserved for granting under the 1992 Employee and Non-Employee Director Stock Option Plan. The 1992 Plan does not affect options granted under the 1984 Plan.

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

Note G: Stock Option Plans, Continued.
The 1992 Distributor Stock Option Plan provides for granting of options to purchase common shares of the Company to persons who serve as distributors of the Company's products. An aggregate of 4,000,000 common shares have been reserved for granting under this Plan. Under this Plan, options may be granted from time to time at the discretion of the stock option committee, and become exercisable in full at any time or on a cumulative basis from time to time, in accordance with the stock option agreement prescribed by the stock option committee. The option price is determined by the stock option committee, but shall not be less than the fair market value of such shares on the date of grant, as determined by the stock option committee. All rights under the option terminate upon the termination of an optionee's distributorship with the Company unless such termination results from retirement, disability or death. No option may have a term longer than ten years from the date the option is granted. For the years ended May 31,1998 and 1997, the amount of compensation expense applicable to common shares issued under this Plan was not material to the consolidated financial statements.

The following table summarizes stock option activity:

                                               -----------------------------
                                                  Number           Exercise
                                               of Shares             Price*
                                               -----------------------------
Outstanding, June 1, 1995....................  3,226,644     $ 1.53 - $15.00
 Granted.....................................    473,742      13.25 -  17.50
 Exercised...................................   (676,398)      2.44 -  14.00
 Terminated..................................   (173,957)      2.86 -  15.00
                                               ---------
Outstanding, May 31, 1996....................  2,850,031            9.75
 Granted.....................................  1,240,006           14.03
 Exercised...................................   (763,720)           8.72
 Terminated..................................   (201,924)          10.96
                                               ---------
Outstanding, May 31, 1997....................  3,124,393           11.66
 Granted.....................................  1,124,284           21.80
 Exercised...................................   (814,360)          10.19
 Terminated..................................   (259,987)           9.99
                                               ---------
Outstanding, May 31, 1998....................  3,174,330          $15.57
                                               ---------

* The exercise price presented for fiscal year 1998 and 1997, represents the weighted-average exercise price in accordance with Statements of Financial Accounting Standards No. 123. Amounts for fiscal year 1996, represent the range of exercise prices in accordance with Accounting Principles Board Opinion No. 25.

Options outstanding at May 31, 1998, are exercisable at prices ranging from $5.06 to $29.75 and have a weighted average remaining contractual life of 4.1 years. The following table summarizes information about stock options outstanding at May 31, 1998.

- ----------------------------------------------------------------------------------------
                                  Outstanding
                                   Weighted-     Weighted-    Number
                    Number          Average       Average   Exercisable    Weighted-
  Range of       Outstanding at    Remaining     Exercise    at Number      Average
Exercise Price   May 31, 1998   Contractual Life    Price   May 31, 1998  Exercise Price
- ----------------------------------------------------------------------------------------
$ 5.06 - 10.00        545,942      2.8 years    $  8.37        240,782       $  7.71
 10.01 - 15.00      1,370,592      4.2 years      13.24        276,927         13.24
 15.01 - 20.00        630,131      4.7 years      17.51         15,052         15.65
 20.00 - 29.75        627,665      4.5 years      24.97              -             -
                    ---------                                  -------
                    3,174,330                                  532,761
                    ---------                                  -------

At May 31, 1997 and 1996, there were exercisable options outstanding to purchase 767,000 and 826,000 shares at weighted-average exercise prices of $9.82 and $8.40, respectively.

The Company accounts for all stock option plans under APB Opinion No. 25, under which no compensation cost has been recognized as all options granted during 1998, 1997 and 1996, have been granted at the fair market value of the Company's common shares. Had compensation cost for these plans been determined in accordance with SFAS No. 123, the pro forma net income and basic earnings per share would have been as follows:

                                         -------------------------------------
                                              1998         1997          1996
                                         -------------------------------------
(in thousands, except per share data)
Pro forma net income..................... $123,563     $105,998      $ 94,014
Pro forma basic earnings per share.......     1.11          .93           .81
The weighted-average fair value of
 options granted during the year.........     6.68         4.57          5.17

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

Note G: Stock Option Plans, Concluded.
Under SFAS No. 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996: (1) expected life of option of 3.6 years; (2) dividend yield of .53%, .73% and 0%; (3) expected volatility of 33%, 36% and 39%; and (4) risk-free interest rate of 5.69%, 6.50% and 6.55%, respectively.

Note H: Shareholders' Equity.
On July 1, 1998, the Company announced a cash dividend of $.12 per share, payable August 7, 1998, to shareholders of record on July 10, 1998.

On December 2, 1989, the Board of Directors of the Company approved the adoption of a Shareholder Rights Plan (the "Plan") under which the Company declared a dividend of one common share purchase right for each common share outstanding to shareholders of record on December 26, 1989 (the "Right"). Each Right entitles the shareholder to purchase from the Company one common share at a price of $37.50 per common share, subject to adjustment. The Rights will not be exercisable or separable from the common shares until ten business days after a person or group acquires 15% or more or tenders for 30% or more of the Company's outstanding common shares. The Plan also provides that if any person or group becomes an "Acquiring Person," each Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will entitle its holder to receive upon exercise that number of common shares having a market value of two times the exercise price of the Right. In the event the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to receive upon exercise of the Right, at the Right's then current exercise price, that number of the acquiring company's common shares having a market value of two times the exercise price of the Right. The Company is entitled to redeem the Rights at a price of one cent per Right at any time prior to them becoming exercisable, and the Rights expire on December 2, 1999. The Plan was designed to protect the interests of the Company's shareholders against certain coercive tactics sometimes employed in takeover attempts.


Note I: Income Taxes.


The components of income before income taxes are as follows:
(in thousands)
                                                --------------------------
                                                  1998      1997     1996
                                                --------------------------
United States operations.....................   $181,208 $154,827 $138,742
Foreign operations...........................     22,589   14,305   10,927
                                                --------------------------
  Total......................................   $203,797 $169,132 $149,669
                                                --------------------------

The provision for income taxes is summarized as follows:
(in thousands)
                                                --------------------------
                                                  1998      1997     1996
Current:                                        --------------------------
  Federal....................................   $47,864  $49,945   $39,480
  State, including Puerto Rico...............    13,356   11,439    11,675
  Foreign....................................     8,485    5,821     5,825
                                                --------------------------
                                                 69,705   67,205    56,980
Deferred.....................................     9,366   (4,527)   (1,417)
                                                --------------------------
  Total......................................   $79,071  $62,678   $55,563
                                                --------------------------
Effective tax rate...........................      38.8%    37.1%     37.1%
                                                --------------------------

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

Note I: INCOME TAXES, CONCLUDED.
A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

                                                                                1998    1997    1996
                                                                                --------------------
U.S. statutory income tax rate................................................. 35.0%   35.0%   35.0%
Add (deduct):
  State taxes, less effect of federal reduction................................  3.6     3.9     3.8
  Foreign income taxes at rates different from the U.S. statutory rate.........   .3      .5     1.4
  Tax benefit relating to operations in Puerto Rico............................ (1.3)   (1.7)   (2.0)
  Tax credits..................................................................  (.3)    (.2)    (.1)
  Earnings of Foreign Sales Corporation........................................  (.5)    (.5)    (.5)
  Financial accounting basis of net assets of acquired companies different
    than tax basis.............................................................  2.1       -       -
  Other........................................................................  (.1)     .1     (.5)
                                                                                --------------------
Effective tax rate............................................................. 38.8%   37.1%   37.1%
                                                                                --------------------

The components of the net deferred tax asset and liability at May 31, 1998 and 1997 are as follows: (in thousands)

                                                                                     1998       1997
                                                                                  -------    -------
Current deferred tax asset:
  Accounts and notes receivable................................................   $ 1,203    $ 3,274
  Inventories..................................................................     6,523      7,958
  Accrued expenses.............................................................     7,938      5,566
  Investments in affiliates....................................................         -      1,116
                                                                                  ------------------
    Current deferred tax asset.................................................   $15,664    $17,914
                                                                                  ------------------
Long-term deferred tax asset (liability):
  Depreciation.................................................................   $(2,488)   $(2,594)
  Financial accounting basis of net assets of acquired companies different
    than tax basis.............................................................    (5,366)         -
  Other........................................................................    (1,491)       365
                                                                                  ------------------
    Long-term deferred tax liability...........................................   $(9,345)   $(2,229)
                                                                                  ------------------

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

NOTE J: INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION.
The Company operates in one industry segment which includes the designing, manufacturing and marketing of reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements, bone substitutes, craniomaxillofacial implants, and instruments used primarily by orthopedic medical specialists in both surgical and nonsurgical therapy.

Net sales, operating income and identifiable assets by geographic area are presented in the following table. The Company's major identifiable assets are located in the United States (North America) and France, Germany, Italy, Spain and the United Kingdom (Europe).

Net sales:                                          1998       1997       1996
  North America..............................   $498,249   $468,757   $439,638
  Europe.....................................    143,615    110,039     95,521
  Other......................................      9,541      1,551          -
  Intercompany...............................     28,296     19,085     14,023
  Eliminations...............................    (28,296)   (19,085)   (14,023)
                                                ------------------------------
                                                $651,405   $580,347   $535,159
                                                ------------------------------


Operating income:
  North America..............................   $168,080   $144,536   $124,667
  Europe.....................................      9,942     15,131     12,613
  Other......................................      2,084        144          -
                                                ------------------------------
                                                $180,106   $159,811   $137,280
                                                ------------------------------


Identifiable assets:
  North America..............................   $603,407   $511,442   $502,229
  Europe.....................................    267,098    138,059    125,126
  Other......................................     11,537      7,149          -
  Eliminations...............................    (33,303)   (28,294)   (28,886)
                                                ------------------------------
                                                $848,739   $628,356   $598,469
                                                ------------------------------

Intercompany transfers, primarily from North America to Europe, are made at agreed-upon prices which include a profit element. Domestic export sales, primarily to European countries, aggregated $34,222,000, $43,235,000 and $42,931,000 for the years ended May 31, 1998, 1997 and 1996, respectively. The decrease in domestic export sales for the year ended May 31, 1998, is attributable to the acquisition of foreign distributors in mid to late fiscal 1997 and early fiscal 1998. Sales to these entities were domestic export sales prior to acquisition and are now classified as either Europe or Other net sales above.

Selected Financial data of the Company's foreign subsidiaries is as follows:
(in thousands)

                                                    1998       1997       1996
Net sales....................................   $153,156   $111,590   $ 98,907
                                                ------------------------------
Net income...................................   $  9,258   $  8,585   $  5,237
                                                ------------------------------
Current assets...............................   $176,038   $111,872   $101,425
Property, plant and equipment................     87,965     29,554     21,407
Intangible assets............................     47,352     12,525      6,396
                                                ------------------------------
                                                 311,355    153,951    129,228
                                                ------------------------------
Current liabilities..........................     53,409     31,054     29,617
Intercompany loans...........................     46,638     38,297     40,738
Long-term liabilities........................        146         11        380
                                                ------------------------------
                                                 100,193     69,362     70,735
                                                ------------------------------
Net assets...................................   $211,162   $ 84,589   $ 58,493
                                                ------------------------------

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

NOTE K: COMMITMENTS AND CONTINGENCIES.
BioMer Put Option - Pursuant to the terms of the Joint Venture Agreement with Merck KGaA (see Note B), the Company granted Merck KGaA a put option whereby Merck KGaA has the right to elect to require the Company to purchase all, but not less than all, of Merck KGaA's interest in BioMer. Merck KGaA may exercise the put option by giving notice to the Company at any time during (a) the period beginning on May 1, 2002 and ending on May 10, 2008, or (b) a period of 180 days following receipt by Merck KGaA of notice from the Company that "a change of control" of the Company (as defined in the Joint Venture Agreement) has occurred prior to May 1, 2023. The put exercise price, which is payable in cash, is the greater of (i) a formula value based on earnings of BioMer and multiples, as defined in the Joint Venture Agreement, or (ii) the net book value of all the assets of BioMer less all liabilities of BioMer multiplied by Merck KGaA's ownership percentage.

Self Insurance - Medical Insurance Plan - The Company maintains a self-insurance program for covered medical expenses for all Team Members within the continental U.S. The Company is liable for claims up to $125,000 per Team Member annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and a management-determined estimated liability for claims incurred but not reported.

Liability Insurance - Since 1989, the Company has self-insured against product liability claims, and at May 31, 1998 the Company's self-insurance limits were $3,000,000 per occurrence and $5,000,000 aggregate per year. Liabilities in excess of these amounts are the responsibility of the Company's insurance carrier. Self-insurance costs are accrued based on reserves set in consultation with the insurance carrier for reported claims and a management-determined estimated liability for claims incurred but not reported. Based on historical experience, management does not anticipate that incurred but unreported claims would have a material impact on the Company's consolidated financial position.

Litigation - In January 1996, a jury returned a verdict in favor of Raymond G. Tronzo ("Tronzo") awarding him approximately $55 million on his patent and state law claims. On October 29, 1996, the United States District Court for the Southern District of Florida entered a judgment, which implemented a reduced jury verdict, awarding $30.2 million to Tronzo on his state law claims, including compensatory damages of approximately $7.1 million, punitive damages of $20 million, and prejudment interest. The trial court dismissed, with prejudice, Tronzo's claims based upon unjust enrichment. The trial court denied the Company's motion challenging the validity of Tronzo's patent. Tronzo was awarded an additional $6.3 million judgment for patent infringement, including a fifty percent enhancement based upon willfulness. The trial court also granted an injunction prohibiting future manufacture, use, promotion or sale, in the United States, of the finned version of the Mallory-Head acetabular cup, the device found to have infringed the Tronzo patent. The U.S. Court of Appeals for the Federal Circuit (the "Federal Circuit") denied the Company's motion to stay the injunction pending the conclusion of the appeal. The Mallory-Head finned acetabular cup accounted for a relatively small portion of the Company's annual sales. The Company is vigorously pursuing its appeal before the Federal Circuit on both the patent and state law claims. The briefing by both parties in the appeal was completed in the Federal Circuit in June 1997 and oral arguments were held in September 1997. It is anticipated that the Federal Circuit will issue its final decision on the appeal sometime in the second half of calendar year 1998. In connection with the District Court's final judgment and its order granting a stay of enforcement and execution of the judgment, the Company was required to deliver to an escrow agent investments with value no less than $36.6 million to be held in escrow, invested and disbursed for the benefit of the plaintiff pending the outcomes of all appeals. The $36.6 million of investments, which are restricted under the terms of the escrow agreement, are included in investments on the Company's consolidated balance sheets as of May 31, 1998 and 1997.

On June 2, 1997, the Company announced the entry of a jury verdict against it in the United States District Court of New Jersey in an action brought by Orthofix SRL ("Orthofix") against the Company and its wholly-owned subsidiaries, Electro-Biology, Inc. ("EBI") and EBI Medical Systems, Inc. ("EBIMS"), (the "Biomet Group") related to the events surrounding the expiration of a distribution agreement under which EBIMS distributed Orthofix's external fixation devices in the United States. The jury found that, notwithstanding Orthofix's refusal to renew the distribution agreement, EBIMS's commencement of development activities of a new external fixation system prior to the expiration of the contract constituted a breach of the distribution agreement. The jury awarded compensatory damages against the Biomet Group for breach of contract and related claims of approximately $49 million and punitive damages of $100 million. The jury also concluded that Orthofix breached the distribution agreement and tortiously interfered with EBIMS's economic relations, but awarded only nominal damages to the Biomet Group. With respect to certain non-jury issues, the trial court entered an order denying Orthofix's motions for enhanced and/or treble damages and attorneys' fees. The trial court also granted Orthofix's motion for prejudgment interest, but only on the compensatory portion of the damages commencing from November 29, 1995. On September 2, 1997, the trial court entered an amended judgment reducing to $50 million, the $100 million in punitive damages awarded to Orthofix by the jury. The Company is appealing the final amended judgment entered against the Biomet Group to the United States Court of Appeals for the Third Circuit. In connection with the District Court's final judgment and its order granting a stay of enforcement and execution of the judgment, the Biomet Group is required to deliver to an escrow agent investments with a value no less than $108 million to be held in escrow, invested and disbursed for the benefit of the plaintiff pending the outcomes of all

BIOMET, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED.

NOTE K: COMMITMENTS AND CONTINGENCIES, CONCLUDED.
appeals. As of May 31, 1998, $74 million has been delivered to the escrow agent and is included in investments on the Company's consolidated balance sheet as of May 31, 1998. In addition, two additional installments of $17 million each will be delivered on July 31, 1998 and December 31, 1998.

Based on the information currently available and advice from legal counsel, management believes that the trial courts' judgments in the Tronzo and Orthofix cases will not be upheld upon appeal. Therefore, no amounts related to these two cases have been recorded in the Company's financial statements, except for estimated legal costs associated with the appeal process. If the Company is unsuccessful in its appeal of either, or both, of these cases, the ultimate liabilities could be material to the operating results in the period such losses are recognized. The Company's cash, cash equivalents and investments are adequate to address the payment of any losses that could ultimately be determined with respect to these two cases.

There are various other claims, lawsuits, disputes with third parties, investigations and pending actions involving various allegations against the Company incident to the operation of its business, principally product liability and intellectual property cases. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company establishes accruals for losses that are deemed to be probable and subject to reasonable estimate. Based on the advice of counsel to the Company in these matters, management believes that the ultimate outcome of these matters and any liabilities in excess of amounts provided will not have a material adverse impact on the Company's consolidated financial position or on its future business operations.

REPORT OF INDEPENDENT ACCOUNTANTS

[PWC LOGO APPEARS HERE]

To the Board of Directors of Biomet, Inc.:

Our report on the consolidated financial statements of Biomet, Inc. and subsidiaries is included on page 26 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                            /s/  PricewaterhouseCoopers LLP



South Bend, Indiana
July 2, 1998

BIOMET, INC. AND SUBSIDIARIES
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

for the years ended May 31, 1998, 1997 and 1996
(in thousands)

- ----------

     Col. A                   Col. B              Col. C               Col. D        Col. E
                                                 Additions
                                                 ---------
                                              (1)         (2)
                                                       Charged to
Description                 Balance at    Charged to     other                     Balance at
- -----------                beginning of   costs and     accounts-    Deductions-     end of
                              period       expenses     describe      describe       period
                              ------       --------     --------      --------       ------
Allowance for
doubtful receivables:

For the year ended
  May 31, 1998                $6,175        $7,253       $519(B)      $7,976(A)      $5,957
                                                                          14(C)
                              =====         ======       =======      =========      ======

For the year ended
  May 31, 1997                $6,889        $6,912       $528(B)      $8,142(A)      $6,175
                                                                          12(C)
                              ======        ======       =======      =========      ======

For the year ended
  May 31, 1996                $6,039        $6,208       $197(B)      $5,080(A)      $6,889
                                                                         475(C)
                              ======        ======       =======      =========      ======



Notes:

       (A) Uncollectible accounts written off
       (B) Collection of previously written off accounts
       (C) Effect of foreign currency translation adjustment

                                  BIOMET, INC.

                                   FORM 10-K

                                  MAY 31, 1998

                               INDEX TO EXHIBITS


NUMBER ASSIGNED
IN REGULATION S-K, ITEM 601     TITLE OF EXHIBITS

(3)  3.1  Amended Articles of Incorporation filed July 23,1982.
          (Incorporated by reference to Exhibit 3(a) to Biomet, Inc. Form S-18
          Registration Statement, File No. 2-78589C).

     3.2  Articles of Amendment to Amended Articles of Incorporation filed July
          11, 1983. (Incorporated by reference to Exhibit 3.2 to Biomet, Inc. Form 10-K
          Report for year ended May 31, 1983, File No. 0-12515).

     3.3  Articles of Amendment to Amended Articles of Incorporation filed
          August 22, 1987. (Incorporated by reference to Exhibit 3.3 to Biomet, Inc.
          Form 10-K Report for year ended May 31, 1987, File No. 0-12515).

     3.4  Articles of Amendment to the Amended Articles of Incorporation filed
          September 18, 1989.  (Incorporated by reference to Exhibit 3.4 to Biomet, Inc.
          Form 10-K Report for year ended May 31, 1990, File No.
          0-12515).

     3.5 Amended and Restated Bylaws. (Incorporated by reference to Exhibit 4.2 to Biomet, Inc. Form S-3 Registration Statement, File No. 33-33376).

     3.6  Amended and Restated Bylaws as Amended December 13, 1997.

 (4) 4.1  Specimen certificate for Common Shares. (Incorporated by reference to Exhibit 4.1 to Biomet, Inc. Form 10-K Report for year ended May 31, 1985,
          File No. 0-12515).

     4.2  Rights Agreement between Biomet, Inc. and Lake City Bank as Rights
          Agent, dated as of December 2, 1989. (Incorporated by reference to Exhibit 4 to
          Biomet, Inc. Form 8-K current Report dated December 22, 1989, File No.
          0-12515).

 (9)      No exhibit.

(10) 10.1 Employee Stock Option Plan, as last amended December 14, 1991.
          (Incorporated by reference to Exhibit 10.1 to Biomet, Inc. Form 10-K Report for
          year ended May 31, 1992, File No. 0-12515).

     10.2 Form of Employee Stock Option Agreement. (Incorporated by reference to Exhibit 10.2 to Biomet, Inc. Form 10-K Report for year ended May 31, 1991,
          File No. 0-12515).

     10.3 Employee and Non-Employee Director Stock Option Plan, dated September
          18, 1992. (Incorporated by reference to Exhibit 19.1 to Biomet, Inc. Form 10-K
          Report for year ended May 31, 1993, File No.
          0-12515).

     10.4 Form of Stock Option Agreement under the Employee and Non-Employee
          Stock Option Plan dated September 18, 1992. (Incorporated by reference to Exhibit 4.03 to Biomet, Inc. Form S-8 Registration Statement, File
          No. 33-65700).

     10.5 401(k) Profit Sharing Plan filed January 19,1996. (Incorporated by reference to Form S-8 Registration Statement, File No. 333-00331).

     10.6 Biomet, Inc. 1998 Qualifed and Non-Qualified Stock Option Plan adopted
          August 3, 1998.

 (12)     No exhibit.

 (13)     No exhibit.

 (16)     No exhibit.

 (18)     No exhibit.


 (21)21.1 Subsidiaries of the Registrant.

 (22)     No exhibit.

 (23)23.1 Consent of PricewaterhouseCoopers LLP

 (24)     No exhibit.

 (27)27.1 Financial Data Schedule.

 (28)     No exhibit.

 (99)     No exhibit.


                                                                     EXHIBIT 3.6

                 AMENDED AND RESTATED BYLAWS OF BIOMET, INC.

                       (AS AMENDED DECEMBER 13, 1997)

ARTICLE I

RECORDS PERTAINING TO SHARE OWNERSHIP

     SECTION 1. RECOGNITION OF SHAREHOLDERS. Biomet, Inc. (the "Corporation") is entitled to recognize a person registered on its books as the owner of shares of the Corporation as having the exclusive right to receive dividends and to vote those shares, notwithstanding any other person's equitable or other claim to, or interest in, those shares.

     SECTION 2. TRANSFER OF SHARES. Shares are transferable only on the books of the Corporation subject to any transfer restrictions imposed by the Articles of Incorporation, these Bylaws, or an agreement among shareholders and the Corporation. Shares may be so transferred upon presentation of the certificate representing the shares, endorsed by the appropriate person or persons, and accompanied by (a) reasonable assurance that those endorsements are genuine and effective, and (b) a request to register the transfer. Transfers of shares are otherwise subject to the provisions of the Indiana Business Corporation Law (the "Act") and Article 8 of the Indiana Uniform Commercial Code.

     SECTION 3. CERTIFICATES. Each shareholder is entitled to a certificate signed (manually or in facsimile) by the President and Chief Executive Officer or a Vice President and the Secretary or an Assistant Secretary, setting forth
(a) the name of the Corporation and that it was organized under Indiana law,
(b) the name of the person to whom issued, and (c) the number and class of shares represented. The Board of Directors shall prescribe the form of the certificate.

     SECTION 4. LOST OR DESTROYED CERTIFICATES. A new certificate may be issued to replace a lost of destroyed certificate. Unless waived by the Board of Directors, the shareholder in whose name the certificate was issued shall make an affidavit or affirmation of the fact that his certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity in the amount and form which the Board of Directors may prescribe.


ARTICLE II

MEETINGS OF THE SHAREHOLDERS

     SECTION 1. ANNUAL MEETING. Annual meetings of the shareholders shall be held on the first Friday in September of each year, or on such other date as may be designated by the Board of Directors.

     SECTION 2. SPECIAL MEETINGS. Special meetings of the shareholders may be called by the President and Chief Executive Officer or by the Board of Directors. Special meetings of the shareholders shall be called upon delivery to the Secretary of the Corporation of one or more written demands for a special meeting of the shareholders describing the purposes of that meeting and signed and dated by the holders of at least 90% of all the votes entitled to be cast on any issue proposed to be considered at that meeting.

     SECTION 3. NOTICE OF MEETINGS. The Corporation shall deliver or mail written notice stating the date, time and place of any shareholders' meeting and, in the case of a special shareholders' meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each shareholder of record entitled to vote at the meeting, at such address as appears in the records of the Corporation and at least 10, but no more than 60, days before the date of the meeting.

     SECTION 4. WAIVER OF NOTICE. A shareholder may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Corporation for inclusion in the minutes. A shareholder's attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

     SECTION 5. RECORD DATE. The Board of Directors may fix a record date, which may be a future date, for the purpose of determining the shareholders entitled to notice of a shareholders' meeting, to demand a special meeting, to vote, or to take any other action. A record date may not exceed 70 days before the meeting or action requiring a determination of shareholders. If the Board of Directors does not fix a record date, the record date shall be the 10th day prior to the date of the meeting or other action.

     SECTION 6. VOTING BY PROXY. A shareholder may appoint a proxy to vote or otherwise act for the shareholder pursuant to a written appointment form executed by the shareholder or the shareholder's duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. The general proxy of a fiduciary is given the same effect as the general proxy of any other shareholder. A proxy appointment is valid for 11 months unless otherwise expressly stated in the appointment form.

     SECTION 7. VOTING LISTS. After a record date for a shareholders' meeting has been fixed, the Secretary shall prepare an alphabetical list of all shareholders entitled to notice of the meeting showing the address and number of shares held by each shareholder. The list shall be kept on file at the principal office of the Corporation or at a place identified in the meeting notice in the city where the meeting will be held. The list shall be available for inspection and copying by any shareholder entitled to vote at the meeting, or by the shareholder's agent or attorney authorized in writing, at any time during regular business hours, beginning 5 business days before the date of the meeting through the meeting. The list shall also be made available to any shareholder, or to the shareholder's agent or attorney authorized in writing, at the meeting and any adjournment thereof. Failure to prepare or make available a voting list with respect to any shareholder's meeting shall not affect the validity of any action taken at such meeting.

     SECTION 8. QUORUM; APPROVAL. At any meeting of shareholders, a majority of the votes entitled to be cast on a matter at the meeting constitutes a quorum. If a quorum is present when a vote is taken, action on a matter is approved if the votes cast in favor of the action exceed the votes cast in opposition to the action, unless a greater number is required by law, the Articles of Incorporation or these Bylaws.

     SECTION 9. ACTION BY CONSENT. Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes. If not otherwise determined pursuant to Section 5 of this Article II, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent to such action.

     SECTION 10. PRESENCE. Any or all shareholders may participate in any annual or special shareholders' meeting by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder so participating is deemed to be present in person at the meeting.

ARTICLE III

BOARD OF DIRECTORS

     SECTION 1. POWERS AND DUTIES. All corporate powers are exercised by or under the authority of, and the business and affairs of the Corporation are managed under the direction of, the Board of Directors, unless otherwise provided in the Articles of Incorporation.

     SECTION 2. NUMBER AND TERMS OF OFFICE; QUALIFICATIONS. The Board of Directors shall have not less than 10 nor more than 14 persons, as may from time to time be determined by resolution adopted by the Board of Directors.
The Board of Directors shall be divided into three classes, as nearly equal in numbers as possible. Directors shall be elected to all classes at the annual meeting of the shareholders of the Corporation to be held in 1989. One class of directors so elected shall hold office until the annual meeting of the shareholders to be held in 1990, another class so elected shall hold office until the annual meeting of the shareholders to be held in 1991, and another class so elected shall hold office until the annual meeting of the shareholders to be held in 1992, and in each case the directors shall hold office until their successors are duly elected and qualified or until death, resignation, or removal in accordance with the Articles of Incorporation or these Bylaws. Directors elected at each annual (or special in lieu of the annual) meeting after 1989 shall serve for a term of three years and until their successors are elected and qualified or until death, resignation, or removal in accordance with the Articles of Incorporation or these Bylaws. A person need not be a shareholder or an Indiana resident to qualify to be a director.

     SECTION 3. REMOVAL. Any director may be removed with or without cause by action of the holders of at least 75% of all the votes entitled to be cast thereon at any meeting the notice of which states that one of the purposes of the meeting is removal of the director.

     SECTION 4. VACANCIES. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy. If the directors remaining in office constitute fewer than a quorum of the Board, the directors remaining in office may fill the vacancy by the affirmative vote of a majority of those directors. Any director elected to fill a vacancy holds office until the next annual meeting of the shareholders and until a successor is elected and qualified.

     SECTION 5. ANNUAL MEETINGS. Unless otherwise agreed by the Board of Directors, the annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, at the place where the meeting of shareholders was held, for the purpose of electing officers and considering any other business which may be brought before the meeting. Notice is not necessary for any annual meeting.

     SECTION 6. REGULAR AND SPECIAL MEETINGS. Regular meetings of the Board of Directors may be held pursuant to a resolution of the Board of Directors establishing a method for determining the date, time and place of those meetings. Notice is not necessary for any regular meeting. Special meetings of the Board of Directors may be held upon the call of the President and Chief Executive Officer or Secretary or of any 2 directors and upon 24 hours' written or oral notice specifying the date, time and place of the meeting. The notice need not describe the purpose of the special meeting. Notice of a special meeting may be waived in writing before or after the time of the meeting. The waiver must be signed by the director entitled to the notice and filed with the minutes of the meeting. Attendance at or participation in a meeting waives any required notice of the meeting, unless at the beginning of the meeting (or promptly upon the director's arrival) the director objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

     SECTION 7. QUORUM. A quorum for the transaction of business at any meeting of the Board of Directors consists of a majority of the number of directors specified in Section 2 of this Article III. If a quorum is present when a vote is taken, action on a matter is approved if the action receives the affirmative vote of a majority of the directors present.

     SECTION 8. ACTION BY CONSENT. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all directors then in office. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes. Action of the Board of Directors taken by consent is effective when the last director signs the consent, unless the consent specifies a prior or subsequent effective date.

     SECTION 9. COMMITTEES. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them.
Each committee may have one or more members, who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it must be approved by the greater of (i) a majority of all the directors in office when the action is taken, or (ii) the number of directors required under
Section 7 of this Article III to take action. All rules applicable to action by the Board of Directors apply to committees and their members. The Board of Directors may specify the authority that a committee may exercise; however, a committee may not (a) authorize distributions, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method prescribed by the Board of Directors, (b) approve or propose to shareholders action that must be approved by shareholders, (c) fill vacancies on the Board of Directors or on any of its committees, (d) amend the Articles of Incorporation, (e) adopt, amend or repeal these Bylaws, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale of a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board of Directors may authorize a committee to so act within limits prescribed by the Board of Directors.

     SECTION 10. PRESENCE. The Board of Directors may permit any or all directors to participate in any annual, regular, or special meeting by any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director so participating is deemed to be present in person at the meeting.

     SECTION 11. COMPENSATION. Each director shall receive such compensation for service as a director as may be fixed by the Board of Directors.

     SECTION 12. NOMINATIONS OF BOARD MEMBERS. Only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 12. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to notice in writing to the Secretary of the Corporation, which notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, any notice of nomination by the shareholder must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     A shareholder's notice of nomination shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee.

     The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he would so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE IV

OFFICERS

     SECTION 1. OFFICERS. The Corporation shall have a Chairman of the Board, a Vice Chairman of the Board, a President and Chief Executive Officer, one or more Vice Presidents, a Secretary, a Treasurer, and such assistant officers as the Board of Directors or the President and Chief Executive Officer designates. The same individual may simultaneously hold more than one office.

     SECTION 2. TERMS OF OFFICE. Officers are elected at each annual meeting of the Board of Directors and serve for a term expiring at the following annual meeting of the Board of Directors. An officer who has been removed pursuant to
Section 4 of this Article IV ceases to serve as an officer immediately upon removal; otherwise, an officer whose term has expired continues to serve until a successor is elected and qualified.

     SECTION 3. VACANCIES. If a vacancy occurs among the officers, the Board of Directors may fill the vacancy. Any officer elected to fill a vacancy holds office until the next annual meeting of the Board of Directors and until a successor is elected and qualified.

     SECTION 4. REMOVAL. Any officer may be removed by the Board of Directors at any time with or without cause.

     SECTION 5. COMPENSATION. Each officer shall receive such compensation for service in office as may be fixed by the Board of Directors.

     SECTION 6. CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the Board of Directors. The Chairman of the Board shall have general executive powers, and such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 7. VICE CHAIRMAN OF THE BOARD. The Vice Chairman of the Board, if one is elected, shall have all the powers of, and perform all the duties incumbent upon, the Chairman of the Board during his absence or disability and shall have such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 8. PRESIDENT AND CHIEF EXECUTIVE OFFICER. The President and Chief Executive Officer is the chief executive officer of the Corporation and is responsible for managing and supervising the affairs and personnel of the Corporation, subject to the general control of the Board of Directors. The President and Chief Executive Officer shall preside at all meetings of the shareholders. The President and Chief Executive Officer, or proxies appointed by the President and Chief Executive Officer, may vote shares of other corporations owned by the Corporation. The President and Chief Executive Officer has authority to execute, with the Secretary, powers of attorney appointing other corporations, partnerships or individuals as the agents of the Corporation, subject to law, the Articles of Incorporation, and these Bylaws. The President and Chief Executive Officer has such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 9. VICE PRESIDENTS. The Vice Presidents in the order designated by the Board of Directors shall have all the powers of, and perform all the duties incumbent upon, the President and Chief Executive Officer during his absence or disability and shall have such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 10. SECRETARY. The Secretary is responsible for (a) attending all meetings of the shareholders and the Board of Directors, (b) preparing true and complete minutes of the proceedings of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, (c) maintaining and safeguarding the books (except books of account) and records of the Corporation, and (d) authenticating the records of the Corporation. If required, the Secretary attests the execution of deeds, leases, agreements, powers of attorney, certificates representing shares of the Corporation, and other official documents by the Corporation. The Secretary serves all notices of the Corporation required by law, the Board of Directors, or these Bylaws. The Secretary has such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 11. TREASURER. The Treasurer is responsible for (a) keeping correct and complete books of account which show accurately at all times the financial condition of the Corporation, (b) safeguarding all funds, notes, securities, and other valuables which may from time to time come into the possession of the Corporation, and (c) depositing all funds of the Corporation with such depositories as the Board of Directors shall designate. The Treasurer shall furnish at meetings of the Board of Directors, or when otherwise requested, a statement of the financial condition of the Corporation. The Treasurer has such other powers and duties as these Bylaws or the Board of Directors may from time to time prescribe.

     SECTION 12. ASSISTANT OFFICERS. The Board of Directors or the President and Chief Executive Officer may from time to time designate and elect assistant officers who shall have such powers and duties as the officers whom they are elected to assist specify and delegate to them, and such other powers and duties as the Board of Directors or the President and Chief Executive Officer may from time to time prescribe. An Assistant Secretary may, during the absence or disability of the Secretary, discharge all responsibilities imposed upon the Secretary of the Corporation, including, without limitation, attesting the execution of all documents by the Corporation.

ARTICLE V

MISCELLANEOUS

     SECTION 1. RECORDS. The Corporation shall keep as permanent records minutes of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, and a record of all actions taken without a meeting by the shareholders, the Board of Directors and all committees of the Board of Directors. The Corporation or its agent shall maintain a record of the shareholders in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. The Corporation shall maintain its records in written form or in a form capable of conversion into written form within a reasonable time. The Corporation shall keep a copy of the following records at its principal office: (a) the Articles of Incorporation then currently in effect, (b) the Bylaws then currently in effect, (c) all resolutions adopted by the Board of Directors with respect to one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding,
(d) minutes of all shareholders' meetings, and records of all actions taken by shareholders without a meeting, for the past three years, (e) all written communications to shareholders generally during the past three years, including annual financial statements furnished upon request of the shareholders, (f) a list of the names and business addresses of the current directors and officers, and (g) the most recent annual report filed with the Indiana Secretary of State.

     SECTION 2. EXECUTION OF CONTRACTS AND OTHER DOCUMENTS. Unless otherwise authorized or directed by the Board of Directors, all written contracts and other documents entered into by the Corporation shall be executed on behalf of the Corporation by the President and Chief Executive Officer or a Vice President, and, if required, attested by the Secretary or an Assistant Secretary.

     SECTION 3. ACCOUNTING YEAR. The accounting year of the Corporation begins on June 1 of each year and ends on the May 31 immediately following.

     SECTION 4.  CORPORATE SEAL.  The Corporation has no seal.

     SECTION 5. REDEMPTION OF CONTROL SHARES. The Corporation is hereby authorized to redeem "control shares" acquired in a "control share acquisition" to the extent and under the circumstances provided in IC 23-1-42-10, pursuant to such procedures as may be adopted by the Board of Directors with respect thereto.

ARTICLE VI

AMENDMENT

     These Bylaws may be amended or repealed only by the Board of Directors. The affirmative vote of a majority of all the directors is necessary to amend or repeal these Bylaws.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES

     SECTION 1. GENERAL. The Corporation shall indemnify every person (and his heirs and legal representatives) who is or was a director, officer, or employee of the Corporation, or of any other corporation which he has served as such at the request of the Corporation and of which the Corporation directly or indirectly is or was a shareholder or creditor, in accordance with the Articles of Incorporation.

     SECTION 2. ADVANCE OF EXPENSES. The Corporation may advance expenses incurred with respect to any claim, action, suit, or other proceeding of the character described in Section 1 of this Article VII prior to final disposition upon receiving an undertaking by or on behalf of the recipient to repay such amount, unless it is ultimately determined that the recipient is entitled to indemnification under this Article VII.

     SECTION 3. INSURANCE. The Board of Directors may authorize procurement of insurance policies at the expense of the Corporation to insure any individual who is or was an officer, director or employee of the Corporation against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, or employee, whether or not the Corporation would have power to indemnify the individual against the same liability under Section 1 of this Article VII.

     SECTION 4. RIGHTS NOT EXCLUSIVE. The rights of indemnification provided in this Article VII shall be in addition to any rights to which any person (or the heirs or legal representatives of such person) referred to in Section 1 of this Article may otherwise be entitled by contract or as a matter of law, and shall be available whether or not the claim asserted against such person is based on matters which antedate the adoption of this Article.


                                            /s/ DPH
                                            -------------------------------
                                            Secretary's Initials

                                            December 13, 1997
                                            -------------------------------
                                            Date

                                                                    EXHIBIT 10.6

                                BIOMET, INC.
                      1998 QUALIFIED AND NON-QUALIFIED
                              STOCK OPTION PLAN

      1.   DEFINITIONS.   The following terms, when capitalized herein,
           shall have the meanings specified in this Section:

      (a) "Board of Directors" or "Board" means the Board of Directors of Biomet, Inc.

      (b) "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

      (c) "Committee" means the committee appointed by the Board of Directors, pursuant to Section 3(a), to administer this Plan.

      (d)  "Common Shares" means the Common Shares of the Company.

      (e)  "Company" means Biomet, Inc., an Indiana corporation.

      (f) "Director" means a member of the Board of Directors of the Company.

      (g) "Distributor" means a Person engaged in the sale or distribution of products of the Company or a Subsidiary.

      (h) "Employee" means an individual employed by the Company or any Subsidiary. A Director of the Company shall not be deemed to be employed by the Company solely as a result of his or her position as a Director.

      (i) "Employer" means, collectively, or where the context is appropriate, individually, the Company and/or any of its Subsidiaries.

      (j) "Expiration Date" means June 30, 2008, the last date on which Options may be granted pursuant to this Plan.

      (k) "Fair Market Value" means the closing price of the Common Shares as reported by the Nasdaq Stock Market or by any national securities exchange on which Common Shares may be traded.

      (l) "Notice of Option" means a written communication by the Company or a Subsidiary to an Optionee confirming the grant of an Option pursuant to this Plan.

      (m) "Non-Employee Director" means a Director of the Company who is a "non-employee director" within the meaning of Rule 16b-3.

      (n) "Option" means a right to purchase Common Shares granted pursuant to this Plan. Options may be either "Qualified Options," which are defined as Options intended to meet the requirements of Section 422 of the Code, or "Non-Qualified
           Options," which are defined as Options not intended to meet the requirements of Section 422 of the Code.

      (o) "Optionee" means a Person to whom an Option is granted under this Plan.

      (p) "Person" means an individual, partnership, joint venture, association, trust, corporation or other entity that is not a wholly-owned Subsidiary.

      (q) "Plan" means this Biomet, Inc. 1998 Qualified and Non-Qualified Stock Option Plan.

      (r)  "Retirement" means, with respect to:

                (i) an Employee, retirement from the Employer pursuant to the early or normal retirement provisions of any applicable retirement plan;

                (ii) a Non-Employee Director, termination of service as a Director; and

                (iii) a non-Employee Distributor who is a natural person, Separation from Service after the Distributor has attained age 55 and has served the Company or any Subsidiary for at least 10 years.

      (s) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission or any successor rule.

      (t) "Separation from Service" or "Separates from Service" means with respect to:

                (i) an Employee, any voluntary or involuntary termination of the Employee's employment with the Employer for any reason, including, but not limited to, death, disability or Retirement; provided, however, the term shall not include the transfer of an Employee's employment from the Company to any Subsidiary, from a Subsidiary to the Company or between Subsidiaries;

                (ii) a Non-Employee Director, termination of service as a Director; and

                (iii) a non-Employee Distributor, any voluntary or involuntary termination of the non-Employee Distributor's independent contractor relationship with the Company or any Subsidiary for any reason, including, but not limited to, death, disability or Retirement, but shall not include termination of the relationship by reason of a non-Employee Distributor becoming an Employee.

      (u) "Subsidiary" means a company (whether or not incorporated) 80% or more of the total combined voting power and 80% or more of the total value of which is owned directly or indirectly by the Company.

      (v) "10% Shareholder" means an individual possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary. An individual shall be considered as owning any shares owned, directly or indirectly, by or for his or her brothers or sisters (whether by whole or half blood), spouse, ancestors and lineal descendants. Shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.

      (w)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

      2. PURPOSE. This Plan is intended to advance the interests of the Company by providing to Non-Employee Directors, key Employees and certain Distributors an opportunity to acquire or increase a proprietary interest in the Company, and thereby to create in these Persons a stronger incentive to expend their maximum efforts for the growth and success of the Company and its Subsidiaries, and to encourage these Persons to remain in the employ or service of the Company or its Subsidiaries.

      3.   ADMINISTRATION.

      (a) COMMITTEE. This Plan shall be administered by a Committee appointed by the Board of Directors, consisting of two or more Directors, at least two of whom are at all times Non-Employee Directors.

      (b) POWER AND AUTHORITY. The Committee shall have the full power and authority to take all actions and make all determinations required or provided for under this Plan; to interpret and construe the provisions of this Plan or any Notice of Option, which interpretation or construction shall be final, conclusive and binding on the Company, the Employer and the Optionee; and to take any and all other actions and make any and all other determinations not inconsistent with the specific terms and provisions of this Plan which the Committee deems necessary or appropriate in the administration of this Plan. The Committee may from time to time prescribe, amend and rescind rules and regulations applicable to this Plan.

      (c) ACTIONS AND DETERMINATIONS. A majority of the Committee shall constitute a quorum for purposes of any action or determination by the Committee. Each member may be counted in determining the existence of a quorum at any meeting of the Committee. All actions and determinations of the Committee shall be made by an affirmative vote of not less than a majority of its members, or by unanimous written consent. Each member of the Committee shall be entitled to vote on any matters affecting the administration of this Plan or the grant of any Options pursuant to this Plan; however, no member shall act upon the granting of an Option to himself or herself except pursuant to action taken by unanimous written consent.

      (d)  RULE 16b-3 COMPLIANCE.  Notwithstanding the other provisions of this
           Section 3, each member of the Committee who is not, at the time any action is taken, a Non-Employee Director shall abstain or recuse himself or herself from any action to be taken with respect to the grant of Options to which the provisions of Rule 16b-3 are intended to apply, and the members of the Committee who are Non- Employee Directors shall have full power to act independently with respect thereto.

      4. ELIGIBILITY. The Persons eligible to receive grants of Options pursuant to this Plan, and the bases on which Options may be granted, are as follows:

      (a) KEY EMPLOYEES. Those individuals who are "key Employees," as determined from time to time by the Committee. In determining the key Employees and the extent of their participation, the Committee shall take into account such factors as are deemed relevant by the Committee in its sole and absolute discretion in furtherance of the purposes of this Plan. Options granted to key Employees may be designated as Qualified Options or Non-Qualified Options.

      (b) NON-EMPLOYEE DIRECTORS. Effective as of the date of the mid-year meeting of the Board of Directors for calendar year 1999 ("Mid-1999 Meeting"), each Non-Employee Director shall be granted an Option to purchase 5,000 Common Shares at a price and upon the other terms and conditions specified in this Plan. Thereafter, on each three-year anniversary of the Mid-1999 Meeting, each Non-Employee Director shall be granted an Option to purchase 5,000 Common Shares at the price and upon the other terms and conditions specified in this Plan; provided, that the number of Options that may be granted to all Non-Employee Directors shall not exceed 10% of the Common Shares subject to this Plan. A Non-Employee Director shall not be eligible to receive or exercise any Option if the exercise of that Option would result in that Non-Employee Director owning, directly or indirectly, Common Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company. Options granted to Non-Employee Directors shall be Non-Qualified Options. No Option shall be granted to any Director serving on the Committee who is not a Non-Employee Director.

      (c) DISTRIBUTORS. Those Persons who are Distributors and who are determined by the Committee to be eligible to participate in this Plan. In determining the Distributors eligible to participate and the extent of their participation, the Committee shall take into account such factors as are deemed relevant by the Committee in its sole and absolute discretion in furtherance of the purposes of this Plan. Options granted to Distributors shall be designated as Non-Qualified Options, unless the Distributor is an Employee, in which case the Options may be designated as Qualified Options or Non-Qualified Options.

           No Qualified Option shall be granted to any Employee (whether a key Employee or a Distributor) who, at the time the Option is granted, is a 10% Shareholder unless, at the time the Option is granted, the Option price is at least 110% of the Fair Market Value of the Common Shares as of the date of grant of the Option and the Option by its terms is not exercisable after the expiration of five years from the date of grant of the Option.

      5. SHARES. Options may be granted for the purchase of authorized but unissued, or reacquired, Common Shares. The total number of Common Shares with respect to which Options may be granted shall not exceed in the aggregate 7,000,000 Common Shares, except as adjusted in accordance with the provisions set forth in Section 7(g). In the event any outstanding Option expires or is terminated in whole or in part for any reason prior to the Expiration Date, any Common Shares as to which the Option was not exercised may again be subject to an Option granted under this Plan. During the period that any Options granted under this Plan are outstanding, the Company shall reserve and keep available that number of Common Shares sufficient to satisfy all outstanding, unexercised Options.

      6. MAXIMUM EXERCISE. The aggregate Fair Market Value (determined at the time the Option(s) is granted) of the Common Shares with respect to which Qualified Options are exercisable for the first time by an Employee during any calendar year (under all option plans of the Company within the meaning of Code Section 422(d)) shall not exceed $100,000 (as may be adjusted from time to time by applicable law) (the "Cap"). In the event the Fair Market Value of Common Shares subject to a Qualified Option exceeds the Cap, the Option in excess of the Cap shall be deemed to be a Non-Qualified Option. The character of all Options as Qualified or Non-Qualified under this
           Section 6 shall be determined with reference to the order in which Options were granted.

      7. TERMS AND CONDITIONS OF OPTIONS. Subject to the terms and conditions set forth in this Plan, the Committee may grant Options to eligible individuals upon such terms and conditions as the Committee shall determine. The date on which the Committee approves the grant of an Option shall be considered the date on which the Option is granted. Options granted pursuant to this Plan shall be evidenced by a Notice of Option in such form, consistent with this Plan, as the Committee shall prescribe from time to time. The Notice of Option shall state whether the Option evidenced thereby is a Qualified Option or a Non-Qualified Option. Any provision of this Plan or of a Notice of Option with respect to a Qualified Option that is not consistent with the requirements of Code Section 422 shall be inoperative and the Plan or Notice of Option shall be deemed to incorporate any term necessary to conform it to Code Section 422. The grant and exercise of Options also shall comply with and be subject to the following terms and conditions:

          (a) MEDIUM AND TIME OF PAYMENT.

                (i) In Gene1ral. An Option may be exercised by delivery of payment for the Common Shares subject to the Option accompanied by a properly executed written notice of exercise in a form prescribed by the Committee. The notice of exercise shall specify the number of Common Shares with respect to which the Option is being exercised. The Committee may prescribe in the Notice of Option a minimum number of Common Shares with respect to which an Option may be exercised. Except as provided in Section 7(a)(ii), payment in full of the purchase price of the Common Shares for which an Option is exercised shall be made either (A) in cash or in cash equivalents; (B) if the Optionee can do so without violating Rule 16b-3 or Section 16(b) of the 1934 Act, through the tender to the Company of Common Shares or the withholding of Common Shares subject to the Option, which Common Shares shall be valued, for purposes of determining the extent to which the purchase price has been paid, at their Fair Market Value on the date of exercise; or (C) by a combination of the methods prescribed in (A) and (B); provided, however, that the Committee may in its discretion impose and set forth in the Notice of Option such limitations or prohibitions on the use of Common Shares to exercise Options as it deems appropriate. Any attempt to exercise an Option other than as set forth in this Section 7(a) shall be invalid and of no force or effect.

                (ii) Use of Brokers.  The Committee may provide, by inclusion of appropriate language in a Notice of Option, that payment in full of the purchase price need not accompany notice of exercise provided the notice of exercise directs that the certificate or certificates for the Common Shares for which the Option is exercised shall be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash or cash equivalents acceptable to the Company in an amount equal to the purchase price for the Common Shares purchased plus the amount (if any) of federal and other taxes that the Company may, in its sole judgment, determine to be required to be withheld with respect to the exercise of the Option.

                (iii) Issuance of Certificates.  Subject to Section 7(j),
                     promptly after the exercise of an Option and the payment in full of the purchase price for the Common Shares, the individual exercising the Option shall be entitled to the issuance of a certificate or certificates evidencing ownership of the Common Shares purchased.

      (b) NUMBER OF SHARES. The Notice of Option shall state the total number of Common Shares which may be purchased pursuant to the grant of the Option.

      (c) OPTION PRICE. The purchase price of each Common Share subject to an Option shall be fixed by the Committee at an amount not less than the Fair Market Value of a Common Share as of the close of business on the date of grant of the Option. The Notice of Option shall state the purchase price of the Common Shares subject to the Option.


      (d) TERM OF OPTIONS. Each Option granted under this Plan shall expire within the period prescribed in the Notice of Option relating to that Option, which shall not be more than five years from the date the Option is granted if the Optionee is a 10% Shareholder and not more than ten years from the date the Option is granted if the Optionee is not a 10% Shareholder. The Notice of Option shall state the date of the grant of the Option.

      (e) TIME OF EXERCISE. The Committee may, in its discretion, provide in a Notice of Option that an Option granted under this Plan may not be exercised in whole or in part until the expiration of such period or periods of time, or the attainment of such objectives, as may be specified by the Committee; provided, however, that any limitation on the exercise of an Option may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the date of grant of such Option so as to accelerate the time in which the Option may be exercised to the extent permitted under Code Section 424(h). Except as specifically restricted by the provisions of this Section 7(e) or by the Committee, any Option may be exercised in whole or in part at any time and from time to time during the period commencing with the date of grant and ending upon the expiration or termination of the Option.

      (f)  SEPARATION FROM SERVICE.

                (i) In General. Except as otherwise provided herein, in the event an Optionee Separates from Service, all Options outstanding in the hands of the Optionee shall terminate immediately as to any unexercised portion thereof; provided however, that the Committee, in its discretion, subject to the provisions of Section 7(d), may permit an Optionee who has Separated from Service to exercise any unexercised Options at any time within three months after the effective date of the Optionee's Separation from Service with respect to the Common Shares for which such Options could have been exercised (i) on the effective date of the Separation from Service, or (ii) during the three month period following that effective date. following that effective date. If an Optionee Separates from Service due to Retirement or permanent and total disability (as defined in Code Section 22(e)(3)), the Optionee shall have the right, subject to the provisions of Section 7(d), to exercise the Option with respect to the Common Shares for which it could have been exercised on the effective date of the Separation from Service at any time within three months after a Separation from Service due to Retirement or at any time within twelve months after a Separation from Service due to permanent and total disability.

                (ii) Death.  In the event of the death of an Optionee while the
                     Option remains exercisable under this Section 7(f) or other provisions of this Plan, the Optionee's personal representative shall have the right, subject to the provisions of Section 7(d), to exercise the Option with respect to the Common Shares for which it could have been exercised on the date of death, at any time within twelve months after the date of death.

                (iii) Determinations. For purposes of this Plan, whether a termination of employment or service due to permanent and total disability, and whether an authorized leave of absence or absence on military or government service, shall be deemed to constitute Separation from Service shall be determined by the Committee, which determination shall be final, conclusive and binding.

      (g) RECAPITALIZATION. The aggregate number of Common Shares as to which Options may be granted under this Plan, the number of Common Shares covered by each outstanding Option, and the price per Common Share with respect to each outstanding Option, all shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of a share dividend or other increase or decrease in the Common Shares effected without receipt of consideration by the Company. In the event that there shall be a capital reorganization or reclassification of the shares of the Company resulting in a substitution of other shares for the Common Shares, each outstanding Option shall be deemed to represent the right to acquire the number of substitute shares that would have been issued in exchange for the Common Shares then remaining under the Option if those Common Shares had been then issued and outstanding.

      (h)  CHANGE OF CONTROL, DISSOLUTION AND LIQUIDATION.

                (i) Change of Control. For purposes of this Plan, "change of control event" shall be deemed to have occurred if:

                          (1) The Committee determines in its sole discretion that, by reason of an agreement of merger, consolidation or other reorganization to which the Company has become a party, the Company will not be in control of the surviving or resulting corporation;

                          (2) The Company shall become a party to an agreement providing for the sale by the Company of all or substantially all of the Company's assets to any Person;

                          (3) The Committee determines in its sole discretion that any Person has become or is anticipated to become the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total combined voting power of the Company's then outstanding securities, the effect of which (as determined by the Committee in its sole discretion) is the acquisition of control of the Company; or

                          (4) During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease, for any reason, to constitute at least a majority thereof, unless the election or nomination of election for each new Director was approved by the vote of at least two-thirds of the Directors in office at the beginning of the period.

                (ii) Effect of a Change of Control Event. Upon the occurrence of a change of control event, the Company shall provide written notice thereof (the "Change of Control Notice") to the Optionees. The Company shall have the right, but not the obligation, to terminate all outstanding Options as of the date described in the Change in Control Notice by including a statement to such effect in the Change of Control Notice. Upon delivery of the Change of Control Notice and regardless of whether the Company elects to terminate the outstanding Options, the Optionees shall have the right to immediately exercise all outstanding Options in full notwithstanding the terms and conditions set forth in this Plan or in any Notice of Option.

                (iii) Dissolution and Liquidation.  In the event the Company adopts all necessary resolutions approving a plan to dissolve or liquidate the Company, the Company shall provide written notice thereof (the "Dissolution Notice") to the Optionees. Upon delivery of the Dissolution Notice, and subject to Section 7(d), the Optionees shall have the right to immediately exercise all outstanding Options notwithstanding the terms and conditions set forth in this Plan or in any Notice of Option. All unexercised Options outstanding immediately following the time specified for exercise in the Dissolution Notice shall terminate.

      (i) ASSIGNABILITY. No Option shall be assignable or transferable, except to the extent provided in Section 7(f) in the event of the death of an Optionee. During the lifetime of an Optionee, the Option shall be exercisable only by the individual to whom the Option was granted (or, in the event of the legal incapacity or incompetency of the Optionee, the Optionee's legal guardian or legal representative on behalf of the Optionee).

      (j)  ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES LAWS.

                (i)   Registration of Shares.   Options shall not be exercisable
                      unless the issuance of the Common Shares subject to the Options is the subject of an effective registration statement under the Securities Act of 1933, as amended, or unless, in the opinion of counsel to the Company, the issuance would be exempt from the registration requirements of the Securities Act of 1933, as amended.

                (ii) Compliance with Rule 16b-3. This Plan is intended to qualify for the exemption from the short-swing profits liability imposed by Section 16(b) under the 1934 Act provided by Rule 16b-3. To the extent any provision of this Plan or action by the Committee does not comply with the requirements of Rule 16b-3, that provision or action shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee.

      (k) RIGHTS AS A SHAREHOLDER. An Optionee shall have no rights as a shareholder with respect to Common Shares subject to an Option until the date of issuance of a certificate or certificates to the Optionee and only after the Common Shares are fully paid. No adjustment will be made for dividends or other rights for which the record date is prior to the date a certificate is issued.

      (l)  OTHER PROVISIONS.  A Notice of Option issued pursuant to this
           Plan may contain such other provisions as the Committee shall deem advisable, provided that those provisions are not inconsistent with the terms of this Plan and Code Section 422.

      8. TERM OF PLAN. This Plan shall become effective upon the approval by the holders of a majority of the Common Shares represented at a duly convened shareholders' meeting; provided, however, that this Plan shall become effective only if approved by the shareholders prior to December 31, 1998. Unless terminated earlier by the Board of Directors pursuant to Section 9, this Plan shall terminate on the Expiration Date. No Option may be granted under this Plan after the Expiration Date.

      9. AMENDMENT OF THE PLAN. The Board of Directors may from time to time, alter, amend, suspend or terminate this Plan with respect to any Common Shares as to which Options have not been granted; provided, however, that the Board of Directors may not, without further approval by the holders of a majority of the Common Shares represented at a duly convened shareholders' meeting:

                          (1) increase the maximum number of Common Shares as to which Options may be granted under this Plan;

                          (2) change the class of shares for which Options may be granted under this Plan;

                          (3) change the designation of the Employees or class of Employees eligible to receive Options under this Plan; or

                          (4) change the provisions of Section 7(c) concerning the Option price.

      10. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Shares pursuant to Options granted under this Plan will be used for general corporate purposes.

      11. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option under this Plan shall impose no obligation upon the Optionee to exercise any such Option.

      12. NO OBLIGATION TO CONTINUE EMPLOYMENT OR SERVICE. Neither the adoption of this Plan nor the granting of an Option under this Plan shall impose any obligation on the Company to provide any specified amount of compensation to, or to continue the employment of or independent contractor relationship with, any Person.

      13. APPLICABILITY OF AMENDMENTS. Without the express written consent of the Company and the Optionee, no amendment, suspension or termination of this Plan shall alter, impair or otherwise affect any rights or obligations of the Company or an Optionee with respect to any Option previously granted to the Optionee.

      14. WITHHOLDINGS. The Committee shall have the right to require an Optionee to remit to the Company amounts sufficient to satisfy any federal, state or local income, employment or other tax withholding requirements at such times as the Company deems necessary or appropriate for compliance with law. The Committee may provide in an Notice of Option that tax withholding requirements may be satisfied by an election of the Optionee to (i) tender to the Company of Common Shares, (ii) authorize the withholding of Common Shares subject to the Option if the Optionee can do so without violating Rule 16b-3 or Section 16(b) of the Securities Exchange Act of 1934, as amended, or (iii) any other arrangement satisfactory to the Committee with regard to such taxes; provided, however, that the Committee may in its discretion impose and set forth in the Notice of Option pertaining to an Option such limitations or prohibitions on the use of Common Shares to exercise Options as it deems appropriate.

                                                                    EXHIBIT 21.1

                       SUBSIDIARIES OF THE REGISTRANT

Biomet, Inc. (the Registrant; Indiana corporation)

Domestic subsidiaries:
     Arthrotek, Inc. (Indiana corporation)
     Biomet Acquisition Corp. (Delaware corporation)
     Biomet Europe Ltd. (Delaware corporation)
     Biomet FSC, Inc. (Barbados corporation)
     Biomet Holdings Ltd. (Delaware corporation)
     Biomet International Ltd. (Delaware corporation)
     Biomet Investment Corp. (Delaware corporation)
     Catheter Research, Inc. (Indiana corporation)
     EBI Holdings, Inc. (Delaware corporation)
     EBI Medical Systems, Inc. (Delaware corporation)
     EBI Patient Care, Inc. (Puerto Rican corporation)
     Electro-Biology, Inc. (Delaware corporation)
     Kirschner Medical Corporation (Delaware corporation)
     Poly-Medics, Inc. (Indiana corporation)
     Surgical Ventures, Inc. (Indiana corporation)
     Thoramet, Inc. (Indiana corporation)
     Vascu-Med, Inc. (Indiana corporation)
     Walter Lorenz Surgical, Inc. (Florida corporation)

Foreign subsidiaries:

     Artos Medizinische Produkte GmbH (German corporation)
     BioMer C.V. (Dutch partnership)
     Biomet A/S (Danish corporation)
     Biomet Australia Pty. Ltd. (Australian corporation)
     Biomet Bridgend B.V. (Dutch corporation)
     Biomet Canada, Inc. (Canadian corporation)
     Biomet Holdings B.V. (Dutch corporation)
     Biomet Immobiliare S.r.l. (Italian corporation)
     Biomet Merck B.V. (Dutch corporation)
     Biomet Merck Deutschland GmbH (German corporation)
     Biomet Merck European Distribution Center B.V. (Dutch corporation) Biomet Merck Ltd. (U.K. corporation)
     Biomet Merck Norge A.S. (Norwegian corporation)
     Biomet Merck Polska s.p.z.o.o. (Polish corporation)
     Biomet Merck S.A. (French corporation)
     Biomet Merck SpA (Italian corporation)
     Biomet Merck (Switzerland) GmbH (Swiss corporation)
     Biomet Mexico S.A. de C.V. (Mexican corporation)
     Biomet Orthopaedics Ltd. (New Zealand corporation)
     Biomet Swindon B.V. (Dutch corporation)

     Biomet UK Real Estate Holdings B.V. (Dutch corporation)
     Canzek AG (Swiss corporation)
     CDO Ltd. (UK corporation)
     EBI Medical Systems Ltd. (U.K. corporation)
     Industrias Quirurgicas de Levante s.a. (IQL) (Spanish corporation) Kirschner Hellas (Greek corporation)
     Mediplant N.V. (Belgian corporation)
     Merck Biomaterial France S.A. (French corporation)
     Merck Biomaterial GmbH (German corporation)
     Merck Biomaterialien (Austria) GmbH (Austrian corporation)
     Merck Biomaterial Espana SL (Spanish corporation)
     Ortomed B.V. (Dutch corporation)
     Ortra Holdings, S.A. (Swiss Corporation)
     Polymers Reconstructive A/S (Danish corporation)
     Sociedade Comercial Multiradix S.A. (Portugese corporation)
     Walter Lorenz Surgical GmbH (German corporation)

Each subsidiary is wholly-owned by its immediate parent, except for the following: Polymers Reconstructive A/S of which Biomet, Inc. owns 51% of the outstanding shares; Biomet Merck Norge of which Biomet Ltd. owns 40% of the outstanding shares; Biomet A/S of which Biomet, Inc. owns 30% of the outstanding shares; Biomet Merck Polska s.p.z.o.o. of which Biomet Ltd. owns 51% of the outstanding shares; Kirschner Hellas of which IQL owns 30% of the outstanding shares; Biomet Merck Deutschland GmbH of which BioMer C.V. owns 89% of the outstanding shares, Biomet, Inc. owns 10% of the outstanding shares, and Merck KGaA owns 1% of the outstanding shares; and BioMer C.V. of which Biomet Europe Ltd. owns 50% of the outstanding shares.

                                                                    EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements of Biomet, Inc. on Form S-8 (File Nos. 333-00331, 33-7361, 33-26826, 33-37561,
33-50268, 33-65700 and 33-75618) and on Form S-3 (File Nos. 33-50420 and
33-27008) and in the related Prospectus of our reports dated July 2, 1998, on our audits of the consolidated financial statements and financial statement schedule of Biomet, Inc. and subsidiaries as of May 31, 1998 and 1997, and for each of the three years in the period ended May 31, 1998, which reports are included in this Annual Report on Form 10-K.


                                            /s/ PricewaterhouseCoopers LLP


South Bend, Indiana
August 4, 1998



[ARTICLE] 5

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          MAY-31-1998
[PERIOD-END]                               MAY-31-1998
[CASH]                                       117089000
[SECURITIES]                                  31618000
[RECEIVABLES]                                194757000
[ALLOWANCES]                                   5957000
[INVENTORY]                                  186535000
[CURRENT-ASSETS]                             570792000
[PP&E]                                       227056000
[DEPRECIATION]                                87284000
[TOTAL-ASSETS]                               848739000
[CURRENT-LIABILITIES]                         98059000
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                      75712000
[OTHER-SE]                                   591706000
[TOTAL-LIABILITY-AND-EQUITY]                 848739000
[SALES]                                      651405000
[TOTAL-REVENUES]                             651405000
[CGS]                                        202235000
[TOTAL-COSTS]                                471299000
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                              341000
[INCOME-PRETAX]                              203797000
[INCOME-TAX]                                  79071000
[INCOME-CONTINUING]                          124726000
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 124726000
[EPS-BASIC]                                     1.12
[EPS-DILUTED]                                     1.11

